COLLABORATION AGREEMENT

BY AND BETWEEN

PGX HEALTH, LLC

AND

COMBINATORX, INC.

EFFECTIVE ON AUGUST 11, 2009

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EXECUTION COPY

COLLABORATION AGREEMENT

     THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into as of August 11, 2009 (“Effective Date”) by and between PGxHealth, LLC, a Delaware limited liability company having its principal offices at One Gateway Center, Suite 702, Newton, MA 02458 (“PGx”), a wholly owned subsidiary of Clinical Data, Inc. (“CLDA”), and COMBINATORX, INC., a Delaware corporation having its principal place of business at 245 First St., Third Floor, Cambridge, MA 02142 (“CRXX”). PGx and CRXX are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

I. CRXX has discovered certain novel results and filed certain patent applications related to the use of pharmacologically active agonists of the adenosine A2A receptor subtype (“A2a Agonists”) for the treatment of various proliferative disorders, including cancer.

II. PGx owns certain intellectual property rights relating to a therapeutic candidate known as ATL313, an A2a Agonist, including patent applications directed to the composition of matter of ATL313.

III. CRXX and PGx desire to establish a collaboration for the development and commercialization of ATL313.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1 DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

     1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

     1.2 “Allowable Expenses” means (a) Pre-Launch Product Commercialization Costs and (b) all costs that are actually incurred, after the First Commercial Sale of a Product in the

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Territory, by a Party or for its account and are specifically attributable to such Party’s satisfaction of its obligations pursuant to the Commercialization Plan for such Product for the purpose of promoting sales of such Product in the Territory, including without limitation any of the following expenses incurred after First Commercial Sale in the Territory of a Product, in each case to the extent consistent with the Commercialization Plan and specifically attributable to a Product: (i) Cost of Goods Sold, (ii) Marketing Expenses, (iii) Distribution Expenses, (iv) Post-Launch Product R&D Expenses, (v) Patent Expenses, (vi) Regulatory Expenses, (vii) Recall Expenses; and (viii) Allocated G&A Expenses, in each case as such terms are defined and calculated in this Article 1 and in Exhibit A. Allowable Expenses shall also include those certain costs described in Section 2.11, those certain payments set forth in Section 8.5(b), those certain expenses described in Sections 8.7(b) and 9.4(c)(ii), and those Damages described in Section 11.4.

1.3	“ATL” means Adenosine Therapeutics, LLC.

1.4	“Claim” has the meaning set forth in Section 11.3.

1.5	“Co-Development Notice” has the meaning set forth in Section 4.8(a).

1.6	“Co-Development Option” has the meaning set forth in Section 4.8(b).

1.7	“Collaboration” means the collaborative Development and Commercialization of the Product to be undertaken by the Parties pursuant to this Agreement, it being understood that Development and Commercialization of the Product by CRXX and/or its partners or sublicensees following the expiration of the Co-Development Option without exercise by PGx shall not be deemed to be part of the Collaboration.

1.8	“Collaboration	Know-How” means all PGx Know-How and all CRXX Know-
How.

1.9	“Collaboration	Information” has the meaning set forth in Section 13.5(f).

1.10	“Collaboration	Patents” means all PGx Patents, all CRXX Patents and all Joint
Patents.

1.11	“Collaboration	Technology” means all PGx Technology and all CRXX
Technology.

     1.12 “Commercialization” means the marketing, promotion, sale and/or distribution of Product for use in Field in the Territory. “Commercialize” has a correlative meaning.

1.13	“Commercialization Plan” has the meaning set forth in Section 6.2(a).

1.14	“Compound” means the compound known as ATL313, the structure of which is shown in Exhibit B.

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     1.15 “Confidential Information” means, with respect to a Party, all Information of such Party that is disclosed to the other Party under this Agreement, which may include, without limitation, specifications, know-how, trade secrets, technical information, drawings, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form. Notwithstanding the foregoing, subject to Section 13.5(f), all Information generated or resulting from the Collaboration, whether generated by one or both Parties, shall be deemed the Confidential Information of both Parties; provided, however, that the Information required to be provided to PGx pursuant to Section 3.8 shall be deemed the Confidential Information of CRXX, subject to Section 13.5(f). All confidential Information disclosed by either Party pursuant to the Existing Confidentiality Agreement, shall be deemed to be such Party’s Confidential Information hereunder.

     1.16 “Control” means, with respect to any material, Information, or intellectual property right, that a Party owns or has a license to such material, Information, or intellectual property right and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.17	“Cost of Goods Sold” has the meaning set forth in Exhibit A.

1.18	“CRXX Claims” has the meaning set forth in Section 11.1.

1.19	“CRXX Indemnitees” has the meaning set forth in Section 11.1.

1.20	“CRXX Know-How” means all Information (excluding any CRXX Patents) that is (a) Controlled as of the Effective Date by CRXX or its Affiliate; or (b) made by or on behalf of CRXX or its Affiliates or sublicensees pursuant to performing CRXX’s obligations or exercising CRXX’s rights under this Agreement (including any Sole Inventions of CRXX and any Joint Inventions) and, in the case of both (a) and (b), is reasonably necessary or useful for the research, Development, manufacture, use, importation or sale of Products.

     1.21 “CRXX Patents” means all patents and patent applications that (a) are Controlled as of the Effective Date or during the Term by CRXX or its Affiliates and that claim, and only to the extent that such patents and patent applications claim, the composition of matter, manufacture, or use of the Compound, such patents and patent applications and the applicable claims thereof set forth on Exhibit C (including any future claims derived therefrom), (b) are substitutions, divisions, continuations, continuations-in-part (to the extent directed to the subject matter disclosed in a patent or patent application described in (a)) and requests for continued examination of any of the foregoing, (c) are patents arising from or claiming priority to any of the foregoing, (d) are reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and/or (e) all foreign equivalents of any of the foregoing. For the avoidance of doubt, the CRXX Patents shall include any patent or application claiming a Sole Invention of CRXX and any Joint Patent, in each case solely to the extent that such patent or patent application claims the composition of matter,

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manufacture, or use of the Compound (whether or not such patents or patent applications are listed on Exhibit C).

1.22	“CRXX Technology” means the CRXX Patents and CRXX Know-How.

1.23	“Damages” has the meaning set forth in Section 11.4.

1.24	“Development” means all activities that relate to (a) obtaining, maintaining or expanding Regulatory Approval of Product or (b) developing the ability to manufacture clinical and commercial quantities of Product. This includes, without limitation, (i) research, preclinical testing, toxicology, formulation, manufacturing-related technology development, and clinical studies of Product; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand Regulatory Approval of Product, and outside regulatory services related thereto; (iii) manufacturing process development and scale-up, bulk production and fill/finish work associated with the supply of Product for preclinical and clinical studies, and related quality assurance technical support activities; (iv) post-Regulatory Approval product support for Product (including manufacturing and quality assurance technical support, and laboratory and clinical efforts directed toward the further understanding of the safety and efficacy of Product); and (v) Product-related medical affairs (including regulatory support necessary for product maintenance). “Develop” has a correlative meaning.

     1.25 “Development Plan” means the plan for conducting collaborative Development of Products for use in the Field, as set forth in Section 4.2(a).

     1.26 “Diligent Efforts” means, with respect to CRXX’s obligations under this Agreement to Develop or Commercialize a Product, the efforts and resources comparable to those undertaken by CRXX in pursuing intellectual property protection and the research, discovery or commercialization of proprietary materials and the development of product candidates, as applicable, that are not subject to the Collaboration and that are at an equivalent stage of development or commercialization and have similar market potential and are at a similar stage in their lifecycle, taking into account factors such as, mechanism of action; efficacy and safety; product profile; actual or anticipated Regulatory Authority approved labeling and pricing; and the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity; cost, time required for and likelihood of obtaining Regulatory Approval; competitiveness of alternative products and market conditions, actual or projected profitability and availability of capacity to manufacture and supply for commercial sale), as applicable. In addition, factors beyond the reasonable control of CRXX, including without limitation, regulatory delays, safety findings, unforeseen technical challenges, the failure of a Product to meet necessary scientific or regulatory endpoints, and events described in Section 15.2 shall be taken into account.

1.27	“Distribution Expenses” has the meaning set forth in Exhibit A.

1.28	“European Union” or “EU” means all of the European Union member states as of the applicable time during the Term.

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     1.29 “Executive Officer” means (a) in the case of PGx, the Chief Executive Officer of CLDA and (b) in the case of CRXX, the Chief Executive Officer of CRXX.

     1.30 “Existing Confidentiality Agreement” means the Confidentiality Agreement entered into by CRXX and PGx, as successor in interest to ATL, dated August 3, 2007.

1.31	“FDA” means the United States Food and Drug Administration or its successor.

1.32	“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as

amended.

     1.33 “Field” means the treatment, prevention and diagnosis of cancer in humans, but specifically excluding the Retained Field.

     1.34 “First Commercial Sale” means, with respect to a Product and country, the first sale to a Third Party of such Product in such country after Regulatory Approval (and any pricing or reimbursement approvals, if necessary) has been obtained in such country.

     1.35 “FTE” means a full-time equivalent person-year (consisting of a total of 1960 hours per year) of scientific, technical, or managerial work on or directly related to activities performed under the Collaboration.

     1.36 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

     1.37 “Information” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

1.38	“Initial Development Plan” has the meaning set forth in Section 4.2(b).

1.39	“JAMS Rules” has the meaning set forth in Section 14.2.

1.40	“Joint Invention” has the meaning set forth in Section 9.1.

1.41	“Joint Patent” has the meaning set forth in Section 9.3(c).

1.42	“JSC” means the joint steering committee formed by the Parties as described in

Section 3.1.
1.43	“License Commercialization Report” has the meaning set forth in Section 6.6.

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	1.44	“License Development Report” has the meaning set forth in Section 4.9.
	1.45	“Major EU Country” means the United Kingdom, France, Germany, Italy or
Spain.
	1.46	“Marketing Authorization Application” or “MAA” means an application for

Regulatory Approval in a country, territory or possession other than the United States.

1.47	“Marketing Expenses” has the meaning set forth in Exhibit A.

1.48	“Marks” has the meaning set forth in Section 9.7.

1.49	“NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.

     1.50 “Net Sales” means, with respect to any Product, the gross amount invoiced by a Party, an Affiliate, or any sublicensee of a Party for sales of such Product to a Third Party less: (a) normal and customary trade, quantity and cash discounts, rebates and chargebacks, and non-affiliated broker’s, distributor’s or agent’s commissions, in each case actually taken; (b) credits actually given for returned Product (including withdrawals and recalls); (c) sales, excise, and turnover taxes and duties levied on and/or other governmental charges made as to production, sale, importation, transportation, delivery or use of a Product imposed directly on and actually paid by a Party or its Affiliates or sublicensees (but excluding any income taxes); (d) transportation costs, including insurance and shipping, freight, and handling charges, to the extent allocated to customers; and (e) the customary costs of special packaging and/or administration items packaged and sold with a Product. Sales between a Party and its Affiliates and sublicensees (including distributors) shall be disregarded for purposes of calculating Net Sales except if such purchaser is an end user.

In the event that a Product is sold as part of a Combination Product, where “Combination Product” means any unified dose (e.g., not a kit of two separate and distinct drug dosage forms) of pharmaceutical product which is comprised of Product and other therapeutically active compound(s) and/or ingredient(s) (collectively the “Other Products”), Net Sales of Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the Other Products sold separately in finished form, in each case in the country of sale of the Combination Product in the calendar quarter of such sale, provided that the Net Sales in any royalty period shall in no event be reduced by more than fifty percent (50%) by reason of the foregoing sentence. In the event that no separate sales are made of either the Product or the Other Products, the reasonably estimated commercial value thereof will be used instead of the sale price. Notwithstanding the foregoing, the adjustment of Net Sales as set forth in this paragraph shall not apply if the composition of matter of such other active ingredient is not claimed in any issued and unexpired patent claim owned by CRXX or a third party.

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Each of “weighted average sale price” and “reasonably estimated commercial value” shall be determined as set forth below: “Weighted average sale price” and “reasonably estimated commercial value,” as the case may be, for a Product and Other Products shall be calculated once at the commencement of each calendar year and such amount shall be used during all applicable royalty reporting periods for the entire following calendar year. When determining the weighted average sale price of a Product or Other Products, the weighted average sale price shall be calculated by dividing the Net Sales (translated into U.S. dollars in accordance with Section 8.9) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding calendar year for the respective Product or Other Products. “Estimated commercial value” shall be determined by agreement of the Parties using criteria to be mutually agreed upon by the Parties. If the Parties do not agree, such dispute shall be first referred to the JSC to be resolved in accordance with Section 3.5, but if not resolved as set forth in Section 3.5, shall be resolved in accordance with Article 14 hereof. In the calendar year in which the First Commercial Sale occurs, a forecasted weighted average sale price will be used for the Product and Other Products, if applicable. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following calendar year.

     With respect to any sale or other disposal of any Product for any consideration other than exclusively monetary consideration on arm's length terms, for purposes of calculating the gross sales amount necessary to calculate the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average gross invoice price charged to Third Parties for cash sales during the applicable reporting period.

     Net Sales shall be determined in accordance with generally accepted accounting principles in the United States.

     1.51 “Partnering Agreement” means an agreement under which either or both Parties grant (or, with the written approval of both Parties, if such approval of both Parties is required under the terms of this Collaboration Agreement, one of the Parties grants) a license under the Collaboration Technology to a Third Party to Develop and/or Commercialize a Product in the Field. For the avoidance of doubt, any agreement between PGx and a Third Party (including, but not limited to, Santen Pharmaceuticals) to Develop and Commercialize the Compound for the treatment of any ophthalmic disease by topical administration into the eye shall not be treated as a Partnering Agreement.

     1.52 “Partnering Revenue” means any and all forms of consideration that either Party receives from a Third Party in connection with a Partnering Agreement, which may include upfront license fees, annual license or maintenance payments, milestone payments, royalties, and other similar payments.

1.53	“Patent Expenses” has the meaning set forth in Exhibit A.

1.54	“PGx Claims” has the meaning set forth in Section 11.2.

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1.55	“PGx Indemnitees” has the meaning set forth in Section 11.2.

1.56	“PGx Know-How” means all Information (excluding any PGx Patents) that is (a)

Controlled as of the Effective Date by PGx ; or (b) made by or on behalf of PGx or its Affiliate pursuant to performing PGx’s obligations or exercising PGx’s rights under this Agreement (including any Sole Inventions of PGx and any Joint Inventions) and, in the case of both (a) and (b), is reasonably necessary or useful for the research, Development, manufacture, use, importation or sale of Products in the Field.

     1.57 “PGx Patents” means all patents and patent applications that (a) are Controlled as of the Effective Date or during the Term by PGx and that claim the composition of matter, manufacture or use in the Field of the Compound, (b) are substitutions, divisions, continuations, continuations-in-part (to the extent directed to the subject matter disclosed in a patent or patent application described in (a)) and requests for continued examination of any of the foregoing, (c) are patents arising from or claiming priority to any of the foregoing, (d) are reissues, renewals, registrations, confirmations, re-examinations, extensions, and supplementary protection certificates of any of the foregoing, and/or (e) are foreign equivalents of any of the foregoing. For the avoidance of doubt, the PGx Patents shall include any patent or application claiming a Sole Invention of PGx and any Joint Patents, in each case solely to the extent that such patent or patent application claims the composition of matter, manufacture, or use in the Field of the Compound.

1.58	“PGx Technology” means the PGx Patents and PGx Know-How.

1.59	“Phase 2 Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate the effectiveness of such Product in the target patient population, as described in 21 C.F.R. § 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. For purpose of this Agreement, “initiation of a Phase 2 Clinical Trial” for a Product means the first enrollment of a human in the Phase 2 Clinical Trial involving administration of such Product.

     1.60 “Phase 3 Clinical Trial” means a human clinical trial of a Product on a sufficient number of subjects that is designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug, as described in 21 C.F.R. § 312.12(c), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. For purpose of this Agreement, “initiation of a Phase 3 Clinical Trial” for a Product means the first enrollment of a human in the Phase 3 Clinical Trial involving administration of such Product.

     1.61 “Phase 4 Clinical Trial” means a human clinical trial of a Product conducted after Regulatory Approval of such Product has been obtained from an appropriate Regulatory Authority, which trial is (a) conducted voluntarily by a Party to enhance marketing or scientific knowledge of the Product, or (b) conducted due to a request or requirement of a Regulatory Authority.

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1.62	“Post-Launch Product R&D Expenses” has the meaning set forth in Exhibit A.

1.63	“Pre-Launch Commercialization Costs” means all costs that are actually incurred, prior to the First Commercial Sale of a Product in the Territory, by a Party or for its account and are specifically attributable to such Party’s satisfaction of its obligations pursuant to the Commercialization Plan for such Product for the purpose of promoting sales of such Product in the Territory, provided that such costs are less than or equal to the amount specified therefor in the budget associated with such Commercialization Plan; provided that costs incurred pursuant to Section 11.4 shall not be subject to any limitations set forth in any Commercialization Plan budget.

     1.64 “Product” means a product that contains the Compound, whether as a single active pharmaceutical ingredient or combined with other active pharmaceutical ingredients.

1.65	“Product Infringement” has the meaning set forth in Section 9.4(a).

1.66	“Product Profit” means the worldwide profits or losses resulting from the

Commercialization of Products and shall be equal to Net Sales plus any Partnering Revenue, less Allowable Expenses.

1.67	“Publication” has the meaning set forth in Section 12.4.

1.68	“Recall Expenses” has the meaning set forth in Exhibit A.

1.69	“Regulatory Approval” means all approvals necessary for the manufacture,

marketing, importation and sale of a Product for one or more indications in a country or regulatory jurisdiction, which may include, without limitation, satisfaction of all applicable regulatory and notification requirements, but which shall exclude any pricing and reimbursement approvals.

     1.70 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including without limitation, (a) the FDA, (b) the European Medicines Agency, (c) the European Commission, and (d) Japanese Ministry of Health, Labour and Welfare, and in each of (a) through (d), including any successor thereto.

1.71	“Regulatory Expenses” has the meaning set forth in Exhibit A.

1.72	“Regulatory Materials” means regulatory applications, submissions,

notifications, registrations, Regulatory Approvals and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture, market, sell or otherwise Commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include, without limitation, INDs, MAAs, and NDAs.

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     1.73 “Retained Field” means the following: (a) the treatment of any ophthalmic disease (including, without limitation, cancer) by topical administration into the eye; and (b) the treatment of pain via intrathecal administration.

	1.74	“Royalty Term” has the meaning set forth in Section 8.4(d).
	1.75	“SEC” means the United States Securities and Exchange Commission.
	1.76	“Section 8.4(a) Sublicensing Arrangement” has the meaning set forth in Section
8.4(b).
	1.77	“Section 8.4(b) Sublicensing Arrangement” has the meaning set forth in

Section 8.4(b).

     1.78 “Shared Development Costs” means all costs that are actually incurred by a Party or for its account and are specifically attributable to the Development of Products pursuant to such Party’s obligations under the Development Plan, as such Development Plan may be amended or adjusted pursuant to Article 4. Costs in excess of ten percent (10%) of the amount specified therefor in the budget associated with such Development Plan shall not be deemed Shared Development Costs unless consented to in writing by the Party that did not incur such costs. Shared Development Costs shall include out-of-pocket costs actually incurred by each Party, and all internal direct costs incurred by a Party in connection with the Development of Products. Each Party shall record and account for its internal direct costs for the Development of Products and shall report such costs to the other Party on a quarterly basis as provided in Section 4.8(c). Internal costs shall not include the work of general corporate or administrative personnel, but shall include a twenty percent (20%) overhead fee applied to the cost of internal personnel assigned to the Collaboration. For clarity, Shared Development Costs shall include those certain costs described in Section 2.11 and those certain payments set forth in Section 8.5(b).

1.79	“Sole Inventions” has the meaning set forth in Section 9.1.

1.80	“Term” has the meaning set forth in Section 13.1.

1.81	“Territory” means all countries in the world, except as may be reduced pursuant to Section 13.3(b).

     1.82 “Third Party” means any entity other than PGx or CRXX or an Affiliate of either of them.

1.83	“UVA” means the University of Virginia.

1.84	“UVA Agreement” means that certain UVAPF/ATI License Agreement by and between UVAPF and ATL, effective as of April 22, 1999, as amended.

1.85 “UVAPF” means the University of Virginia Patent Foundation.

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ARTICLE 2 LICENSES

     2.1 License to CRXX. Subject to the terms and conditions of this Agreement, PGx hereby grants to CRXX an exclusive (even as to PGx), worldwide, royalty-bearing, sublicensable (subject to Sections 2.6 and 2.11) license, under the PGx Technology, to Develop, make, have made, use, import, sell, offer for sale, and market Products in the Field in the Territory. CRXX acknowledges and agrees that, as of the Effective Date, the foregoing license grants rights under the PGx Patents solely with respect to the specific patent claims set forth in Exhibit D attached hereto. The Parties acknowledge and agree that, with respect to any and all PGx Patents filed after the Effective Date, the license granted under this Section 2.1 shall include all outstanding claims included in such PGx Patents.

     2.2 License to PGx. Subject to the terms and conditions of this Agreement, CRXX hereby grants to PGx, (a) a non-exclusive, royalty-free license, under the CRXX Technology, solely to the extent necessary to conduct those Development responsibilities assigned to it under the Development Plan in the Territory, sublicensable solely to PGx’s Affiliates or to any of PGx’s subcontractors approved by the JSC; and (b) a non-exclusive, worldwide, and royalty-free license, under the CRXX Patents, solely to the extent necessary to develop, make, have made, use, sell, offer for sale, import and market the Product for use in the Retained Field.

     2.3 PGx Retained Rights. Notwithstanding anything in this Agreement to the contrary:

     (a) PGx shall retain the right under the PGx Technology to conduct those Development responsibilities assigned to it under the Development Plan and to perform non-clinical research relating to the Compound, either internally or together with academic collaborators existing on the Effective Date. Additionally, for the avoidance of doubt, as between the Parties, PGx shall retain exclusive rights under the PGx Technology (i) with respect to all products that are not Products and (ii) with respect to any Product for use outside the Field, including, without limitation, any product for use in the Retained Field.

     (b) For the avoidance of doubt, as between the Parties, CRXX shall retain exclusive rights under the CRXX Technology (i) with respect to all products that are not Products and (ii) with respect to any Product for use outside the Field, subject to the license grant set forth in Sections 2.2 and 13.5.

     2.4 No Non-Permitted Use. CRXX hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to knowingly use or practice, directly or indirectly, any PGx Technology for any purposes other than those expressly permitted by this Agreement. PGx hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to knowingly use or practice, directly or indirectly, any CRXX Technology for any purposes other than those expressly permitted by this Agreement.

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     2.5 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

     2.6 Sublicense Agreements. In each agreement under which CRXX grants a sublicense under the license set forth in Section 2.1 (each, a “Sublicense Agreement”), such Sublicense Agreement(s) shall provide for the right to develop, manufacture and commercialize the Product to revert in the manner consistent with Sections 13.5(a)-(e), to CRXX if such Sublicense Agreement terminates, or, as the case may be, to PGx in the event the Sublicense Agreement terminates and this Agreement terminates for reasons other than by CRXX pursuant to Section 13.3(a). Such Sublicense Agreement shall provide for PGx to be a third party beneficiary to the provisions contained in the Sublicense Agreement equivalent to Section 13.5(a)-(e) hereof if this Agreement terminates other than by CRXX pursuant to Section 13.3(a). Each Sublicense Agreement shall also include (y) diligence obligations no less stringent than those set forth in Sections 4.4 and 6.3; and (z) the terms and conditions (A) that are incorporated into this Agreement pursuant to Section 2.7(d), modified only to indicate that CRXX’s sublicensee is obligated to CRXX as PGx is to UVAPF thereunder, and (B) that are incorporated into this Agreement pursuant to Section 2.7(e), modified only to indicate that CRXX’s sublicensee is obligated to CRXX, PGx, UVA, and UVAPF as PGx is obligated to UVA and/or UVAPF under the UVA Agreement. CRXX shall provide to PGx a copy of each Sublicense Agreement promptly following its execution.

2.7	UVA Agreement.

(a) The Parties acknowledge that the licenses granted by PGx to CRXX under

Section 2.1 include sublicenses of Third Party intellectual property licensed to PGx under the UVA Agreement.

     (b) PGx shall be solely responsible for paying all milestones, royalties and other payments owed by PGx under the UVA Agreement as result of Development, manufacture, and Commercialization of Products by CRXX, its Affiliates and sublicensees. Notwithstanding the foregoing, in the event that PGx exercises its Co-Development Option, all such milestones, royalties and other payments under the UVA Agreement shall be charged against the Collaboration as Shared Development Costs or Allowable Expenses, as appropriate based on Section 8.5(b).

     (c) Notwithstanding anything to the contrary in this Agreement, CRXX shall, in exercising such sublicense rights granted under Section 2.1, comply with all applicable provisions of the UVA Agreement expressly applicable to a sublicensee other than any obligations to make payments to UVA.

     (d) Without limiting the generality of Section 2.7(c), both of the parties acknowledge that under the UVA Agreement, this Agreement is required to contain and is therefore agreed and deemed to contain the following provisions of the UVA Agreement, which are incorporated herein by reference as if fully set forth herein, modified only as specifically set forth below and to provide that CRXX is obligated to PGx as PGx (as successor in interest to

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ATL) is to UVAPF and, unless the context otherwise requires, that “CRXX” is substituted for “ATI” and “PGx” is substituted for “UVAPF”:

     (i) Article 5, provided that the reference in Section 5.2.4 of the UVA Agreement to “Section 4.1” is understood to mean Section 8.4 in this Agreement, the reference in Section 5.2.3 of the UVA Agreement to “Section 1.7” is understood to mean Section 1.50 of this Agreement, and Section 5.2.7 of the UVA Agreement shall not apply; further provided that it is understood that the last paragraph of Section 5.2 of the UVA Agreement, the last two sentences of Section 5.3 of the UVA Agreement and Section 5.4 of the UVA Agreement shall only apply with respect to UVAPF with respect to the subject matter of such provisions and shall not apply with respect to such subject matter between the Parties; and

     (ii) Article 7, provided that (A) the incorporation of Section 7.5 of the UVA Agreement shall not grant CRXX any greater termination rights than are set forth in Article 13 hereof and (B) the incorporation of Section 7.4 of the UVA Agreement shall not apply to any provision of the UVA Agreement not incorporated pursuant to Section 2.7(d) or (e) of this Agreement.

     (iii) Articles 8 (it being understood that Article 8 shall only apply with respect to Confidential Information of UVA and UVAPF and not with respect to Confidential Information of the Parties hereto, which shall be decided in accordance with Article 12 of this Agreement), 10 (it being understood that Article 10 shall only apply with respect to adjudication of UVA’s and UVAPF’s rights and not with respect to disputes solely between the Parties hereto, which shall be decided in accordance with Article 14 of this Agreement), 13, 15, 16, 18 (provided that the reference to the term sheet therein is understood to be a reference to the term sheet between CRXX and CLDA, dated March 6, 2009), 19 (it being understood that Article 19 shall only apply with respect to the law governing and the required jurisdiction of UVA’s and UVAPF’s rights and not with respect to the governing law and jurisdiction solely between the Parties hereto, which shall be decided in accordance with Sections 14.4 and 14.11 of this Agreement), and 20 through 22

     (iv) The definitions in Article 1, to the extent such definitions are necessary to implement any of the foregoing.

     (e) Without limiting the generality of Section 2.7(c), both of the parties further acknowledge that under the UVA Agreement, this Agreement is required to contain and is therefore agreed and deemed to contain the following provisions of the UVA Agreement, which are incorporated herein by reference as if fully set forth herein, modified only to indicate that CRXX is obligated to PGx, UVA and UVAPF as PGx (as successor in interest to ATL) is obligated to UVA and/or UVAPF under the UVA Agreement:

(i)	Sections 6.4 and 6.5; and

(ii)	Articles 11 (it being understood that Article 11 shall only apply with respect to indemnification of UVA’s and UVAPF’s losses and not with respect to losses suffered by either of the Parties hereto, which shall be decided in accordance with Article 11 of

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this Agreement) and 12 (it being understood that Sections 12.1(a)(ii) and 12.3 of the UVA Agreement shall only apply with respect to UVA and UVAPF rights and not with respect to insurance requirements solely between the Parties hereto, which shall be decided in accordance with Section 11.6 of this Agreement).

     (f) The parties agree that the provisions of the UVA Agreement incorporated into this Agreement pursuant to Sections 2.7(d) and (e) are not exhaustive with respect to the subject matter of such sections and that this Agreement contains additional obligations and rights of the Parties related to the subject matter of the UVA Agreement provisions incorporated herein and that such obligations and rights of this Agreement are still applicable to the Parties provided they do not conflict with the incorporated provisions of the UVA Agreement. For the purpose of this Section 2.7(f), two provisions shall only “conflict” if it is not possible, through the use of commercially reasonable efforts, for a Party to comply with both provisions.

     2.8 Other Third Party Agreements. CRXX shall be solely responsible for obtaining, at its sole expense, any agreements with Third Parties (other than the UVA Agreement) required in order to lawfully perform Development, manufacturing, and Commercialization activities, subject to the royalty offset set forth in Section 8.5(a) and the cost sharing contemplated by Section 8.5(b). CRXX shall use commercially reasonable efforts to ensure that each material Third Party clinical trial, contract manufacturing, or service agreement entered into by CRXX or its Affiliates with respect to the Products contains provision(s) permitting such Third Party contract to be assigned in accordance with Section 13.5(d) and shall ensure that any Third Party patents, patent applications, Information, or other intellectual property that is licensed by CRXX from a Third Party and that would be CRXX Technology if Controlled by CRXX will be sublicensable to PGx pursuant to Section 13.5(a).

     2.9 Government Rights. Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and are subject to the rights and requirements of the United States Government which may attach as a result of Government sponsorship of research in which one or more inventions and/or discoveries covered by one or more of the PGx Patents and/or CRXX Patents was conceived or first actually reduced to practice, as set forth in 37 C.F.R. Part 401 and/or in the applicable Government research grant, and as such rights and requirements may be amended or modified by law.

     2.10 Mutual Exclusivity. Except for (a) its activities pursuant to the Development Plan or Commercialization Plan and (b) the ability of PGx to Develop and Commercialize the Compound for the Retained Field, either by itself, through its Affiliates or in collaboration with any Third Party, (including, but not limited to, Santen Pharmaceuticals), each Party hereby covenants that, during the Term, neither it nor its Affiliates will, directly or indirectly, research, Develop or Commercialize, or enter into any collaboration or license agreement with any Third Party in connection with the research, Development or Commercialization of the Compound or any Product for any indication, provided, however, it being understood that this shall not prevent CRXX from entering into sublicenses pursuant to Section 2.6 or either Party from entering into Partnering Agreements pursuant to Section 2.11. Except for its activities pursuant to the Development Plan or Commercialization Plan, CRXX hereby covenants that, during the Term, neither it nor its Affiliates will, directly or indirectly, research, develop or commercialize, or

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enter into any collaboration or license agreement with any Third Party in connection with the research, development or commercialization of any A2a Agonist for use in the Field.

     2.11 Partnering Agreements. If PGx exercises the Co-Development Option, then the Parties agree that (a) all discussions with potential Third Party collaborators regarding entry into a Partnering Agreement will be coordinated by, and subject to the prior approval of, the JSC and that (b) absent such approval, neither Party shall grant (or purport to grant) to any potential Third Party collaborator any rights in the Collaboration Technology in the Field. Any costs incurred by either Party in connection with negotiation, execution, or performance of any Partnering Agreement shall be charged against the Collaboration as Shared Development Costs or Allowable Expenses, as appropriate.

ARTICLE 3 GOVERNANCE

     3.1 Joint Steering Committee. Within twenty (20) days after the Effective Date, PGx and CRXX shall form a joint steering committee (“JSC”) consisting of three (3) representatives from PGx or one of its Affiliates and three (3) representatives from CRXX. Each Party may replace its JSC representatives at any time upon prior written notice to the other Party. JSC membership shall evolve over time as the project progresses so that each Party’s combined membership represents the key functions (such as Development, manufacturing or Commercialization) that are the current focus of work on Products.

     3.2 Meetings of the JSC. The JSC shall meet at least two (2) times every calendar year prior to the exercise of the Co-Development Option by PGx and four (4) times every calendar year if PGx exercises the Co-Development Option unless a particular meeting is waived by mutual consent, on such dates and at such times as agreed to by CRXX and PGx, alternating between the CRXX’s and PGx’s places of business. Each Party may permit visitors to attend meetings of the JSC as the JSC determines. Each Party shall be responsible for its own expenses for participating in the JSC. Meetings of the JSC shall be effective only if at least one representative of each Party is present or participating, subject to the following sentence.

	3.3	Responsibilities of the JSC. The JSC shall have the responsibility and authority to:

		(a)	Oversee the Development, Regulatory Approval, and Commercialization

of Product in the Field in the Territory, and the manufacturing of Product in support of such activities;

(b)	Review and approve the overall strategy for Development in the Field in the Territory;

(c)	Review and approve any proposed amendments or updates to the
Development Plan;

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     (d) Monitor the Development of Product in the Field in the Territory against the Development Plan;

     (e) Discuss the requirements for Regulatory Approval in applicable countries in the Territory and oversee regulatory matters with respect to Product in the Territory;

     (f) Review the Commercialization Plan and any proposed amendments or updates thereto;

     (g) Monitor the Commercialization of Product in the Territory against the Commercialization Plan;

     (h) Establish subcommittees pursuant to Section 3.6 on an as-needed basis, oversee the activities of all subcommittees so established, and address disputes or disagreements arising in all such subcommittees; and

(i) Perform such other functions as the Parties may agree in writing.

     3.4 Areas Outside the JSC’s Authority. Neither the JSC nor the Executive Officer of CRXX acting through the authority provided in Section 3.5(b) herein shall have any authority other than that expressly set forth in Section 3.3 and, specifically, shall have no authority (a) to amend or interpret this Agreement, (b) to require PGx to perform any Development activities without PGx’s express written consent (which may be withheld at PGx’s sole discretion), (c) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (d) to determine whether or not a breach of this Agreement has occurred.

3.5	JSC Decisions.

(a) Consensus; Good Faith; Action Without Meeting. The JSC shall decide all matters by consensus, with each Party having one collective vote. Consistent with Section 3.7, the members of the JSC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JSC. Action that may be taken at a meeting of the JSC also may be taken without a meeting if a written consent setting forth the action so taken is signed by all members of the JSC.

     (b) Failure to Reach Consensus. In the event that the members of the JSC cannot come to consensus within fifteen (15) days with respect to any matter over which the JSC has authority and responsibility, the JSC shall submit the respective positions of the Parties with respect to such matter for discussion in good faith by the Parties’ respective Executive Officers or their respective designees. If such individuals are not able to mutually agree upon the resolution to such matter within fifteen (15) days after the JSC’s submission to them, then, subject to the limitations of Section 3.4, the Executive Officer of CRXX shall have the right to decide such matter, taking into account and seeking reasonably to accommodate PGx’s legitimate interest under the Agreement, and except that in no event can the Executive Officer of CRXX unilaterally decide such matter in a manner that would significantly extend the timelines under the Development Plan without material safety, technical, or regulatory cause, or in any other

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manner that is contrary to CRXX’s obligation to use Diligent Efforts to Develop the Product. Notwithstanding the foregoing, consensus of the JSC or mutual agreement of the Chief Executive Officers shall be necessary with respect to (i) any decision that materially impairs or is reasonably likely to impair any rights or assets of PGx or any of its Affiliates, or that creates or is reasonably likely to create a financial obligation for PGx or any of its Affiliates or obligate PGx or its Affiliates to utilize any resources), and (ii) all matters following PGx’s exercise of the Co-Development Option, and unless and until the JSC reaches consensus or the Chief Executive Officers reach mutual agreement on any such matter, the Parties shall continue to operate under the status quo with respect to such matter and neither Party shall have the right, without the prior written consent of the other Party, to take any action that departs from the status quo with respect to such matter.

     3.6 Subcommittees. The JSC shall have the right to establish subcommittees and to delegate certain of its powers and responsibilities thereto. Except as mutually agreed by the Parties, such subcommittees shall decide all matters by consensus, with each Party having one collective vote, and any disputes that cannot be resolved by a subcommittee in a reasonable time period shall be submitted to the JSC for resolution in accordance with Section 3.5.

     3.7 Operating Principles. The Parties hereby acknowledge and agree that the deliberations and decision-making of the JSC and any subcommittee established by the JSC shall be in accordance with the following operating principle:

     (a) The Parties’ mutual objective is to maximize the commercial success of the Product, consistent with sound and ethical business and scientific practices.

     3.8 Termination of JSC. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the committee; or (b) PGx providing to CRXX written notice of its intention to disband and no longer participate in the JSC or (c) thirty (30) days after one Party provides written notice of termination of the JSC to the other at any point after the Co-Development Option has expired and has not been exercised by PGx. Thereafter, the JSC shall have no further obligations under this Agreement, and CRXX shall continue to provide to PGx the reports, summaries, correspondences, notices, minutes, etc. and take such actions and provide such rights to PGx as required by Sections 4.5 (or, if applicable, 4.9), 5.1(c), 5.2 and 6.6.

ARTICLE 4 DEVELOPMENT

     4.1 Overview. Subject to the oversight of the JSC, CRXX shall be primarily responsible for Development of Products in the Field. CRXX shall perform all Development activities in accordance with the Development Plan. The costs of Development shall be allocated between the Parties as set forth in Sections 4.7 and 4.8.

4.2 Development Plan.

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     (a) Scope. The Development of each Product under this Agreement shall be governed by a worldwide Development plan (each, a “Development Plan”). Each Development Plan shall be developed in good faith with the overall objective of optimizing the commercial potential of such Product. Each Development Plan shall describe the proposed overall program of Development for the applicable Product in the Territory, including preclinical studies, toxicology, formulation, process development, clinical studies, regulatory plans and other elements of obtaining Regulatory Approval(s) in each applicable country, as well as timelines for key regulatory authority meetings, Drug Approval Applications and Regulatory Approvals. Each Development Plan shall include a summary of estimated Development expenses of the program expected to be incurred during the Development process through obtaining Regulatory Approval for each proposed indication and route of delivery on a country-by-country basis. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail.

     (b) Initial Development Plan. Within thirty (30) days after the Effective Date, CRXX shall provide PGx with a draft Development Plan for PGx’s review. The Parties shall use commercially reasonable efforts to reach agreement on the initial Development Plan within sixty (60) days after the Effective Date (the “Initial Development Plan”). In the event the Parties are unable, despite using commercially reasonable efforts, to agree upon the Initial Development Plan within sixty (60) days after the Effective Date, CRXX may terminate this Agreement upon thirty (30) days written notice to PGx. Such a termination shall be considered a termination at will by CRXX under Section 13.2 for purposes of this Agreement. The obligations of CRXX under Section 4.4 shall not commence until the first to occur of (i) the Parties’ mutual agreement on the Initial Development Plan or (ii) one (1) year after the Effective Date

     (c) Updates to the Development Plans. Unless the Co-Development Option has expired without exercise by PGx, as early as necessary in each calendar year, CRXX shall update and prepare the Development Plan for the following calendar year to take into account completion, commencement or cessation of Development activities not contemplated by the then-current Development Plan, and submit such proposed Development Plan to the JSC no later than September 30 of such year for review and approval. CRXX may, at its election, update the Development Plan between annual updates subject to review and approval by the JSC. In the event that PGx does not exercise its Co-Development Option, CRXX shall only be obligated to provide PGx with reports pursuant to Section 4.9.

     4.3 Materials Transfer. PGx shall transfer to CRXX, at CRXX’s reasonable request, and at a mutually agreed time and in a mutually agreed manner, those materials related to the Product that are described in Exhibit E, in each case to the extent Controlled by PGx (collectively, “Material”).

     4.4 Diligent Development. CRXX shall use Diligent Efforts to Develop Products in the Territory. Any failure by CRXX to comply with the obligations set forth in this Section 4.4 shall be deemed to be a material breach of this Agreement, but only with respect to such country(ies) and/or jurisdiction(s) in which such failure occurs, for which PGx may exercise its rights under Article 13 to terminate the license granted under Section 2.1 with respect to such

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country(ies) and/or jurisdiction(s); provided, however, that if CRXX fails to use Diligent Efforts to Develop Product(s) in the United States of America or any of the Major EU Countries, PGx may exercise its termination rights under Article 13 with respect to this Agreement in its entirety in addition to any other available remedies at law or in equity.

     4.5 Development Reports. Each Party shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by it under the Development Plan and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Unless the Co-Development Option has expired without exercise by PGx:

     (a) each Party shall have the right to review such records maintained by the other Party at reasonable times upon reasonable notice;

     (b) each Party shall provide the JSC, as applicable, with regular reports detailing its respective research and Development activities under the Development Plan and the results of such activities;

     (c) unless the JSC establishes a different schedule, on or before January 31 and July 31 of each calendar year during the Term, each Party shall provide the JSC with a written report that summarizes, in reasonable detail, all Development activities performed by such Party and its Affiliates, sublicensees, and Third Party contractors during the preceding six (6) month period, and compares such performance with the goals and timelines set forth in the Development Plan; and

     (d) each Party shall also promptly provide the JSC or the other Party with any additional information regarding its Development of the Product reasonably requested thereby.

     4.6 Standards of Conduct. Each Party shall perform, and shall ensure that its Affiliates, sublicensees, and Third Party contractors perform, the Development activities for which it is responsible under the Development Plan in good scientific manner and in material compliance with applicable laws, rules and regulations.

     4.7 Development Expenses. Except as set forth in Section 4.8, to the extent that CRXX and PGx agree in writing that PGx will perform Development activities after the Effective Date, CRXX shall be responsible for all costs and expenses incurred by or on behalf of PGx in connection with such Development activities. In particular, CRXX shall pay for such costs and expenses as follows: (a) PGx personnel time at a rate of $250,000 per FTE per day (until December 31, 2010 and thereafter subject to the adjustment mechanism set forth below); and (b) any out-of-pocket expenses incurred by PGx will be reimbursed in full. Unless the Parties agree otherwise, such payments shall be made on a quarterly basis, based on written invoices submitted by PGx, and shall be due thirty (30) days after CRXX’s receipt of the applicable invoice. PGx shall provide, upon CRXX’s request, invoices, agreements and other reasonable documentation to support and document PGx’s out-of-pocket expenses.

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Acknowledgement by email from officers of each of the Parties shall constitute “written” agreement for PGx to perform Development activities (but email will not apply for other agreements under this Agreement unless specifically stated herein). Except as set forth in Section 4.8, as between the Parties, CRXX shall be responsible for all costs and expenses incurred by or on behalf of CRXX, its Affiliates, or its sublicensees in connection with Development of Products. Commencing January 1, 2011, the FTE rate set forth above shall be adjusted each subsequent calendar year thereafter by the percentage increase or decrease, if any, between the Consumer Price Index – All Urban Consumers (CPI-U), as published by the United States Department of Labor on June 30 of the prior calendar year compared to June 30 of the second immediately preceding calendar year.

4.8	Option to Co-Develop.

(a) No later than ten (10) days after the first availability of a final study report from the first Phase 2 Clinical Trial for the first Product to complete a Phase 2 trial, CRXX shall provide written notice to PGx of such event, which notice shall be accompanied by an updated Development Plan for such Product, an estimated budget for Development of such Product through Regulatory Approval in the United States, the European Union, and any other anticipated major markets, and reasonably detailed description of the Shared Development Costs incurred by CRXX prior to the date of such notice (the “Co-Development Notice”).

     (b) PGx shall have the option (the “Co-Development Option”) to co-fund fifty percent (50%) of the Shared Development Costs for Products, which option shall be exercisable by providing written notice to CRXX no later than ninety (90) days after PGx’s receipt of the Co-Development Notice. No later than thirty (30) days after PGx’s exercise of the Co-Development Option, PGx shall make a payment to CRXX equal to fifty percent (50%) of the Shared Development Costs incurred by CRXX prior to such exercise.

     (c) If PGx elects to exercise the Co-Development Option, the Parties shall share equally all Shared Development Costs, and the remaining terms of this Section 4.8(c) shall apply. Within forty-five (45) days after the end of each calendar quarter for as long as either Party is incurring Shared Development Costs, each Party shall submit to the JSC a statement setting forth the Shared Development Costs it incurred in such calendar quarter. Within thirty (30) days after receipt of such reports, the JSC shall notify the Parties whether a reconciliation payment is due from one Party to the other, and if so, the amount of such reconciliation payment, so that the Parties share equally the Shared Development Costs for such calendar quarter. The Party required to pay such reconciliation payment shall submit such payment to the other Party within thirty (30) days after receiving notice from the JSC.

     4.9 License Development Reports. If the Co-Development Option has expired and PGx has not exercised such option, on or before January 31 of each calendar year during the Term thereafter, CRXX shall provide the PGx with a written report that summarizes, in reasonable detail, all Development activities performed by CRXX and its Affiliates, sublicensees, and Third Party contractors during the preceding calendar year (each a, “License Development Report”), including safety data generated during such report period.

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ARTICLE 5 REGULATORY

5.1	Regulatory Filings

(a) CRXX shall be responsible for preparing and filing all Regulatory

Materials and seeking all Regulatory Approvals in the Territory, including preparing all reports necessary as part of an NDA or MAA. All Regulatory Materials for Products in the Territory shall be filed in the name of CRXX, and CRXX alone shall be responsible for all communications and other dealings with the regulatory agencies relating to the Products in the Territory. As between the Parties, CRXX shall be the legal and beneficial owner of all Regulatory Approvals in the Territory.

     (b) The JSC shall develop and implement procedures for drafting and review of Regulatory Materials for Products in the Territory, which shall provide sufficient time for PGx to provide substantive comments. CRXX shall consider PGx’s comments on such Regulatory Materials in good faith.

     (c) CRXX shall promptly notify PGx of all Regulatory Materials that it submits, and, at PGx’s request, shall promptly provide PGx with a copy (which may be wholly or partly in electronic form) of such Regulatory Materials. CRXX will provide PGx with reasonable advance notice of any scheduled meeting with any regulatory agency relating to Development and/or any Regulatory Approval in the Territory, and, unless the Co-Development has expired without exercise by PGx, PGx shall have the right to participate in any such meeting, to the extent permitted by law, until the first Regulatory Approval has been obtained for a Product by CRXX, its Affiliates or sublicensees. CRXX also shall promptly furnish PGx with summaries of all material correspondence or material meetings with any Regulatory Authority relating to Development, Regulatory Materials and/or a Regulatory Approval in the Territory, and CRXX shall, at PGx’s request, promptly furnish PGx with copies of such correspondence or copies of minutes of such meetings.

     (d) Following approval of an NDA or MAA for a Product, CRXX shall retain primary responsibility for dealings with the applicable regulatory agency with respect to such Product, including filing all supplements and other documents with such agency with respect to such NDA or MAA.

     5.2 Product Withdrawals and Recalls. In the event that any regulatory agency (a) threatens or initiates any action to remove such Product from the market in any country in the Territory or (b) requires CRXX, its Affiliates, or its sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of Product in the Field, CRXX shall notify PGx of such event within one (1) business day after CRXX becomes aware of the action, threat, or requirement (as applicable). CRXX shall consult with PGx prior to initiating a recall or withdrawal of Product in the United States, Japan, or any Major EU Country; provided, however,

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that the final decision as to whether to recall or withdraw a Product in the Territory shall be made by CRXX in its sole discretion. CRXX shall be responsible, at its sole expense, for conducting any recalls or taking such other necessary remedial action, provided that following PGx’s exercise of the Co-Development Option, all Recall Expenses with respect to Products in the Territory shall be treated as Allowable Expenses.

ARTICLE 6

COMMERCIALIZATION

     6.1 General. Subject to the remainder of this Article 6, CRXX shall have sole responsibility and decision-making authority for Commercialization activities, all of which shall be carried out in accordance with the Commercialization Plan. Subject to Section 8.6, CRXX shall be responsible for all costs and expenses associated with the Commercialization activities.

6.2	Commercialization Plan.

(a) If PGx has exercised the Co-Development Option, no later than sixty (60)

days prior to the anticipated initiation of the first Phase 3 Clinical Trial, CRXX shall deliver to the JSC for its review and comment a draft written Commercialization plan setting forth anticipated Commercialization activities to be performed with respect to Product in the Territory by CRXX or on its behalf by Third Parties (including without limitation market studies, launch plans, detailing and promotion), as well as projected timelines for such activities (the “Commercialization Plan”). CRXX shall implement all such reasonable comments received from the JSC and shall submit such revised document to the JSC for review.

     (b) CRXX shall thereafter update the Commercialization Plan on an annual basis as follows: CRXX shall provide the JSC with a draft update to the Commercialization Plan no later than the thirtieth (30th) of January of each year. CRXX shall implement all such comments received from the JSC and shall submit such revised document to the JSC for review. CRXX may, at its election, update the Commercialization Plan between annual updates by following this same procedure.

     (c) The Commercialization Plan shall include, without limitation: (i) a description of CRXX’s anticipated marketing activities (both pre- and post-launch), including the plans to use key opinion leaders and focus groups; (ii) five (5) year sales projections, broken down by calendar quarter; (iii) any requirements for additional marketing studies; (iv) competitive analysis including specific actions to mitigate competitive threats; and (v) planned promotional material and sales/detailing protocols.

     (d) It is understood that the initial Commercialization Plan delivered pursuant to Section 6.2(a) will likely include only a summary of the anticipated marketing activities and that, reasonably in advance of the First Commercial Sale of a Product, a more detailed version of the Commercialization Plan containing the items described in Section 6.2(c) will be prepared by CRXX and delivered to the JSC pursuant to Section 6.2(b). Without limiting the generality of the foregoing, no later than the filing of an NDA and/or MAA for a particular Product, provided

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that PGx has exercised the Co-Development Option, CRXX shall provide the JSC with a Commercialization Plan containing a country-by-country marketing plan for such Product in the top six (6) targeted markets.

     (e) In the event of any inconsistency between the Commercialization Plan and this Agreement, the terms of this Agreement shall prevail.

     6.3 Diligent Commercialization. CRXX shall use Diligent Efforts to Commercialize Products in each country in the Territory for each indication for which a Regulatory Approval has been received. Without limiting the generality of the foregoing, CRXX shall satisfy each of the following requirements:

     (a) CRXX shall commence commercial sales of a Product to end users in a country, in commercially significant quantities, promptly after, and in any case not later than six (6) months after, the date upon which Regulatory Approval and any necessary pricing approval for such Product is granted with respect to such country.

     (b) shall undertake a sales effort commensurate with optimizing the Commercialization of each Product taking into account the resources of CRXX and/or any sublicensee or partner.

Any failure by CRXX to comply with the obligations set forth in this Section 6.3 shall be deemed to be a material breach of this Agreement, but only with respect to such country(ies) and/or jurisdiction(s) in which such failure occurs, for which PGx may exercise its rights under Article 13 to terminate the license granted under Section 2.1 with respect to such country(ies) and/or jurisdiction(s); provided, however, that if CRXX fails to use Diligent Efforts to Commercialize Product(s) in the United States of America or any of the Major EU Countries, PGx may exercise its termination rights under Article 13 with respect to this Agreement in its entirety or any other available remedies at law or in equity.

     6.4 Commercialization Reports. Unless the Co-Development Option has expired without exercise by PGx:

     (a) CRXX shall keep the JSC fully informed regarding the progress and results of its Commercialization activities and those of its Affiliates, sublicensees, and Third Party contractors.

     (b) Within thirty (30) days after the end of each calendar quarter, CRXX shall provide the JSC with a written report that summarizes, in reasonable detail, all Commercialization activities performed during such quarter, and compares such performance with the goals and timelines set forth in the Commercialization Plan.

     (c) CRXX shall also promptly provide the JSC or PGx with any additional Information regarding the Commercialization of the Product reasonably requested thereby.

     6.5 Commercialization Standards of Conduct. CRXX shall in all respects comply with all applicable laws and regulations in Commercializing Products in the Territory under this

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Agreement, including without limitation the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). CRXX represents and warrants to PGx that, as of the approval date for any Product, CRXX and its Affiliates will have adequate procedures in place to ensure their compliance with the FCPA, as well as the compliance therewith of any sublicensees and distributors it or its Affiliates may engage; to bring any non-compliance therewith (should it ever occur) by any of the foregoing entities to CRXX’s attention; and to promptly remedy any such non-compliance. CRXX and its Affiliates shall thereafter maintain such procedures throughout the Term and shall promptly notify PGx in writing with respect to any non-compliance regarding Commercialization of Products.

     6.6 License Commercialization Reports. If the Co-Development Option has expired and PGx has not exercised such option, on or before January 31 of each calendar year during the Term thereafter, CRXX shall provide PGx with a written report that summarizes, in reasonable detail, all Commercialization activities performed by CRXX and its Affiliates, sublicensees, and Third Party contractors during the preceding calendar year (each a, “License Commercialization Report”).

ARTICLE 7

MANUFACTURE AND SUPPLY

     7.1 Manufacturing Responsibility. Except as set forth in Section 7.3, CRXX will be responsible for the manufacturing of Products in bulk and finished form for use by CRXX, its Affiliates, and its sublicensees in Field in the Territory and, if applicable, for use by PGx pursuant to the Development Plan.

7.2	Transfer of Manufacturing Technology.

(a) Upon request by CRXX, PGx shall transfer to CRXX or a Third Party manufacturer reasonably acceptable to PGx material Information Controlled by PGx as of the Effective Date to enable CRXX or such Third Party manufacturer (as appropriate) to replicate the process employed by or on behalf of PGx to manufacture Product in the Field as of the Effective Date. The costs and expenses incurred by PGx in carrying out such transfer shall be borne by PGx.

     (b) CRXX and/or its Third Party manufacturer shall use any information transferred pursuant to Section 7.2(a) in accordance with the license granted in Section 2.1 and solely for the purpose of manufacturing Products for uses permitted under this Agreement, and for no other purpose.

     (c) CRXX acknowledges and agrees that PGx may condition its agreement to transfer of any Manufacturing technology or information to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and PGx that contains terms substantially equivalent to those of Article 12 of this Agreement.

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     7.3 Supply of Product to CRXX. At CRXX’s request and on a mutually agreeable schedule, PGx or its Affiliate shall supply to CRXX up to 10 grams of non-GMP (for purposes of clarity, this is research grade compound that is not intended for human use), bulk Compound solely for use in the Development activities assigned to CRXX under the Development Plan.

ARTICLE 8 FINANCIALS

     8.1 License Fee. In the event that PGx fails to exercise the Co-Development Option by the date required by Section 4.8(b) and CRXX does not thereafter terminate this Agreement, CRXX shall pay to PGx a non-refundable, non-creditable license fee of five million dollars ($5,000,000) by wire transfer of immediately available funds into an account designated by PGx. Such payment shall be due ten (10) days after the first to occur of (a) CRXX’s receipt of written notice from PGx that PGx does not wish to exercise the Co-Development Option or (b) the expiration of the Co-Development Option without being exercised.

     8.2 Development and Regulatory Milestone Payments. Provided that PGx has not exercised the Co-Development Option, CRXX shall make each of the following milestone payments to PGx upon first achievement of the corresponding milestone event with respect to a Product.

		Milestone
	Milestone	Payment	Milestone
	Payment	for a	Payment
Milestone Event	for a First	Second	for a Third
	Indication	Indication	Indication

	$7.0	$3.5	$3.5
Initiation of a Phase 3 Clinical Trial of a Product	million	million	million

Acceptance for filing of an NDA or MAA for a	$10.0	$5.0	$5.0
Product in the United States or Europe	million	million	million

Approval of an NDA for a Product in the United	$15.0	$7.5	$7.5
States	million	million	million

	$10.0	$5.0	$5.0
Approval of an MAA for a Product in the EU	million	million	million

	$8.0	$4.0	$4.0
Approval of an MAA for a Product in Japan	million	million	million

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Each milestone in this Section 8.2 shall be paid only once for the first Product to achieve such milestone. The maximum total amount of payment to PGx pursuant to this Section 8.2 shall be $100 million. CRXX shall notify and pay to PGx the amounts set forth in this Section 8.2 within thirty (30) days after the achievement of the applicable milestone event. Each such payment shall be made by wire transfer of immediately available funds into an account designated by PGx. Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

     8.3 Commercialization Milestone Payments. Provided that PGx has not exercised the Co-Development Option, CRXX shall make each of the milestone payments indicated below to PGx when annual aggregate Net Sales of all Products across all indications in the Territory first reach the specified dollar values in any calendar year.

Aggregate Net Sales in a Calendar Year		Payment

$100	million	$5 million

$250	million	$12.5 million

$500	million	$25	million

$1 billion		$50	million

$2 billion		$60	million

Each milestone in this Section 8.3 shall be paid only once. The maximum total amount of payment to PGx pursuant to this Section 8.3 shall be $152.5 million. CRXX shall notify and pay to PGx the amounts set forth in this Section 8.3 within thirty (30) days after the achievement of the applicable milestone event. Each such payment shall be made by wire transfer of immediately available funds into an account designated by PGx. Each such payment is nonrefundable and noncreditable against any other payments due hereunder.

     8.4 Royalties. For the term specified in Section 8.4(d), and provided that PGx has not exercised the Co-Development Option, CRXX shall pay to PGx royalties on Net Sales either as provided in Section 8.4(a), 8.4(b), or 8.4(c), as the case may be.

     (a) So long as the event described in Section 8.4(b) has not occurred, CRXX shall pay to PGx royalties on Net Sales, at an incremental royalty rate determined by annual Net Sales of all Products in aggregate in each calendar year as follows (subject to adjustment as set forth in Section 8.5):

Annual Net Sales of Products

Royalty Rate

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Portion less than or equal to $250 million		7%

Portion greater than $250 million and less than or		8%
equal to	$500 million

Portion greater than $500 million and less than or		9%
equal to	$1 billion

Portion greater than $1 billion		10%

For example, if the calendar year Net Sales to which the royalty obligations in this Section 8.4(a) apply were $400,000,000, the 7% royalty rate would apply to the first $250,000,000 of such Net Sales and the 8% royalty rate would apply to the final $150,000,000 of such Net Sales.

     (b) If (i) CRXX has entered into a sublicensing arrangement under which it granted a third party the right to market and sell the Product in one or more countries and/or jurisdictions and (ii) the lowest royalty rate that CRXX receives under such sublicensing arrangement is less than 15% of Net Sales, then following such event CRXX shall pay to PGx royalties on Net Sales at an alternative royalty rate determined by annual Net Sales of all Products in aggregate in each calendar year thereafter as follows (subject to adjustment as set forth in Section 8.5):

	Annual Net Sales of Products	Royalty Rate

Portion less than or equal to $250 million		6%

Portion greater than $250 million and less than or		7%
equal to	$500 million

Portion greater than $500 million and less than or		9%
equal to	$1 billion

Portion greater than $1 billion		10%

Notwithstanding the foregoing, if the lowest royalty rate on Net Sales received by CRXX under such sublicensing arrangement is 15% of Net Sales or greater, then the applicable royalty rate(s) set forth in Section 8.4(a) (and not those in this Section 8.4(b)) shall apply to such portion of Net Sales. If in a particular calendar quarter there are Net Sales of a particular Product in one or more countries and/or jurisdictions by a Third Party pursuant to a sublicensing arrangement with CRXX to market and sell such Product in such country(ies) and/or jurisdiction(s) in which the lowest royalty rate on Net Sales is less than 15% (a “Section 8.4(b) Sublicensing

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Arrangement”) and there are also Net Sales of such Product in one or more countries and/or jurisdictions directly by CRXX or its Affiliates or pursuant to a sublicensing arrangement with CRXX to market and sell such Product in such country(ies) and/or jurisdiction(s) in which the lowest royalty rate on Net Sales is greater than or equal to 15% (a “Section 8.4(a) Sublicensing Arrangement”), then the royalties shall be calculated by determining the percentage of Net Sales in the Territory in such calendar quarter that are pursuant to a Section 8.4(b) Sublicensing Arrangement versus by CRXX and its Affiliates or pursuant to a Section 8.4(a) Sublicensing Arrangement and applying that percentage to each royalty tier to determine which portion of such amount should bear royalties at rates set forth in Section 8.4(a) as opposed to the rates set forth in this Section 8.4(b).

By way of example, if the aggregate Net Sales of a Product in a particular calendar quarter is $400 million, and comprised of $100 million of sales from a Section 8.4(b) Sublicensing Arrangement and $300 million of sales from CRXX and its Affiliates or pursuant to a Section 8.4(a) Sublicensing Arrangement, then the applicable percentage of Net Sales that are subject to the royalty rate in Section 8.4(b) shall be $100 million divided by $400 million, or one-fourth (1/4), and the applicable percentage of Net Sales that are subject to the royalty rate in Section 8.4(a) shall be $300 million divided by $400 million, or three-fourths (3/4). Applying such percentages, the amount of royalties payable (by way of example) under Section 8.4(a) and this Section 8.4(b) shall be as follows:

3/4	x	$250	million	x	7%	=	$13.125	million
1/4	x	$250	million x		6%	=	$3.75 million
3/4	x	$150	million	x	8%	=	$9.0 million
1/4	x	$150	million x		7%	=	$2.625	million

Total royalties $ 28.5 million

     (c) Know-How Royalty. In any country where there is no Collaboration Patent covering a particular Product or the manufacture or use of such Product at the time of sale, in consideration of licensed Know-How, CRXX shall owe royalties under Section 8.4(a) or 8.4(b) (as applicable) on the Net Sales of such Product in such country at rates that are seventy-five percent (75%) of the rates otherwise payable under Section 8.4(a) or 8.4(b) (as applicable). If in a particular calendar quarter there are Net Sales of a particular Product in one or more countries in which there is at least one Collaboration Patent covering such Product or its manufacture or use and there are also Net Sales of such Product in one or more countries in which there is no Collaboration Patent covering such Product or its manufacture or use, then the royalties shall be calculated by determining the percentage of Net Sales in the Territory in such calendar quarter that are in patented versus non-patented countries and applying that percentage to each royalty tier to determine which portion of such amount should bear royalties at rates set forth in Section 8.4(a) or 8.4(b) (as applicable) as opposed to the rates set forth in this Section 8.4(c).

By way of example, if the aggregate Net Sales of a Product in a particular calendar year is $400 million, and comprised of $100 million of sales from countries in which there is no Collaboration Patent covering the Product or its manufacture or use and $300 million of sales from countries in which there is at least one Collaboration Patent covering the Product or its manufacture or use,

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then the applicable percentage of Net Sales that are in non-patented countries shall be $100 million divided by $400 million, or one-fourth (1/4), and the applicable percentage of Net Sales that are in patented countries shall be $300 million divided by $400 million, or three-fourths (3/4). Applying such percentages, the amount of royalties payable (by way of example) under Section 8.4(a) and this Section 8.4(c) shall be as follows:

3/4	x	$250	million	x	7%	=	$13.125	million
1/4	x	$250	million x		5.25% =		$3.281	million
3/4	x	$150	million	x	8%	=	$9.0 million
1/4	x	$150	million x		6% =		$2.25 million

Total royalties							$27.656	million

     (d) Royalty Term. Royalties due under this Section 8.4 with respect to a particular Product in a particular country, will commence upon the First Commercial Sale of such Product in such country and will be payable until the later of (i) the expiration of the last to expire Collaboration Patent in such country that claims the Product, or its manufacture or use, and (ii) ten (10) years after the First Commercial Sale of such Product in such country (such period, the “Royalty Term”).

     (e) Royalty Payments and Reports. All amounts payable to PGx pursuant to this Section 8.4 shall be paid in United States dollars within thirty (30) days after the end of each calendar quarter with respect to Net Sales in such calendar quarter. Each payment of royalties due to PGx shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales of Product during the applicable calendar quarter, an itemized calculation of Net Sales showing deductions provided for in the definition of Net Sales during such calendar quarter, and a calculation of the amount of royalty payment due on such sales for such calendar quarter.

8.5	Reduction for Payments for Necessary Licenses.

(a) If a Patent or Patents of a Third Party should exist in any country that covers the composition of matter or manufacture of the Compound or the use of the Compound in the Field, and it is necessary or advisable for CRXX to obtain license(s) under such Patent or Patents to engage in the activity or activities licensed under this Agreement in particular country(-ies) (a “Necessary License”), then CRXX shall be entitled to a credit against the royalty payments due to PGx pursuant to Section 8.4 upon sales of Product in such country in an amount up to fifty percent (50%) of any royalties actually paid under such Necessary License with respect to such Product sales, provided that any credit against royalties due on sales of Products in a particular country shall not reduce such royalties by more than two percent (2%) of the Net Sales in such country. If in a particular calendar quarter there are Net Sales of a particular Product in one or more countries and/or jurisdictions for which royalties on Net Sales under a Necessary License are due and there are also Net Sales of such Product in one or more countries and/or jurisdictions for which no royalties are due under a Necessary License, then the royalties shall be calculated by determining the percentage of Net Sales in the Territory in such calendar quarter that are subject to a royalty under a Necessary License versus by those Net Sales that are not and applying that percentage to each royalty tier to determine which portion of such amount should

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bear royalties at rates set forth in Section 8.4(a) or 8.4(b), as applicable, as opposed to the rates set forth in this Section 8.5(a).

By way of example, if the aggregate Net Sales of a Product in a particular calendar quarter is $400 million, and comprised of $100 million of sales that are subject to a 3% royalty on Net Sales pursuant to a Necessary License (and therefore a 1.5% reduction to PGx) and $300 million of sales that are subject to royalties pursuant to Section 8.4(a), then the applicable percentage of Net Sales that are subject to the royalty rate in Section 8.5(a) shall be $100 million divided by $400 million, or one-fourth (1/4), and the applicable percentage of Net Sales that are subject to the royalty rate in Section 8.4(a) shall be $300 million divided by $400 million, or three-fourths (3/4). Applying such percentages, the amount of royalties payable (by way of example) under Section 8.4(a) and this Section 8.5(a) shall be as follows:

3/4	x	$250	million	x	7%	=	$13.125 million
1/4	x	$250	million x		5.5%	=	$3.4375	million
3/4	x	$150	million	x	8%	=	$9.0 million
1/4	x	$150	million x		6.5%	=	$2.4375	million

	Total royalties $ 28.0 million

     (b) If PGx exercises the Co-Development Option, all payments under Third Party licenses (including, but not limited to, any payments under the UVA Agreement) that are paid by either Party with respect to a Product in the Territory prior to the First Commercial Sale of such Product shall be deemed Shared Development Costs and shared between CRXX and PGx in accordance with Section 4.8(c). If PGx exercises the Co-Development Option, all payments under Third Party licenses (including, but not limited to, any payments under the UVA Agreement) that are paid by either Party with respect to a Product in the Territory after the First Commercial Sale of such Product shall be deemed Allowable Expenses and included in the calculation of Product Profit for such Product pursuant to Section 8.6.

8.6	Profit-Share.

(a) Share of Product Profit. Following PGx’s exercise of its Co-

Development Option, CRXX and PGx shall share equally in Product Profit arising from the sale of Product in the Field in the Territory. This share of Product Profit shall be in lieu of any payments set forth in Sections 8.1, 8.2, 8.3, and 8.4.

     (b) Payment. Within thirty (30) days after the end of each calendar quarter following the first Allowable Expenses to be incurred by a Party or the first Net Sales to be achieved by a Party, each Party shall report to the JSC its Net Sales and Allowable Expenses. Within thirty (30) days after receipt of such reports, the JSC shall provide a consolidated financial statement setting forth the Product Profit, calculating each Party’s fifty percent (50%) share of such Product Profit, and directing the remittance between the Parties of any payments due from one Party to the other Party in order to achieve such split of Product Profit. Any payment required by this Section 8.6(b) shall be made within thirty (30) days after so directed by the JSC.

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8.7	Taxes.

(a) Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent reasonable, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use their best efforts to cooperate and coordinate with each other to achieve such objective.

     (b) Payment of Tax. Subject to this Section 8.7(b), a Party receiving a payment pursuant to this Article 8 shall pay any and all taxes levied on such payment. If applicable law requires that taxes be withheld from a payment made pursuant to this Agreement (other than Section 8.6), the remitting Party shall (i) deduct the applicable withholding taxes from such amount; (ii) pay such withholding taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within sixty (60) days following that payment. If applicable law requires that taxes be withheld from any payment made pursuant to Section 8.6, the remitting Party shall (1) pay the taxes to the proper taxing authority; and (2) send evidence of the obligation together with proof of payment to the other Party within sixty (60) days following that payment, and such payment shall be included in Allowable Expenses when calculating the remittance under Section 8.6(b).

     8.8 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued on Net Sales in that country shall be paid to PGx in the equivalent amount in United States dollars.

     8.9 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in United States dollars of Net Sales invoiced and Development Costs, Pre-Launch Commercialization Costs, and Allowable Expenses incurred in other currencies shall be made at the period-end rate of exchange quoted on the last business day of the applicable calendar quarter by Citibank in New York City or, to the extent mutually agreed by the Parties, any other widely accepted source of published exchange rates.

     8.10 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at the prime rate (as stated in the Wall Street Journal on the date such payment was due) plus four percent (4%) or the maximum rate allowable by applicable law, whichever is less.

     8.11 Financial Records; Audits. Each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of the Shared Development Costs, Net Sales, and Allowable Expenses incurred or generated (as applicable) by such Party and the calculation of Product Profit, achievement of Commercialization milestones, royalty payments and other compensation payable under this Agreement. Upon reasonable prior notice of at least fifteen (15) business days, such records shall be open during regular business hours for a period of three (3) years from the creation of individual records for examination at the auditing Party’s expense, and not more often than once each calendar year, by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial

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reports or Commercialization milestone notices furnished by the audited Party pursuant to this Agreement or of any payments made by the audited Party to the other pursuant to this Agreement. Any such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments due by the audited Party under this Agreement. Any amounts shown to be owed but unpaid or overpaid and in need of reimbursement shall be paid or refunded (as the case may be) within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 8.10) from the original due date. The auditing Party shall bear the full cost of such audit unless such audit discloses that the audited Party either paid too little or received too much payment because of a discrepancy in a report that the audited Party provided to the JSC during the applicable audit period, which underpayment or overpayment was equal to more than five percent (5%) of the amount set forth in such report, in which case the audited Party shall bear the full cost of such audit.

ARTICLE 9

INTELLECTUAL PROPERTY

     9.1 Ownership of Inventions. Each Party shall own all inventions and Information made solely by it and its Affiliates and their respective employees, agents, consultants and independent contractors in the course of conducting such Party’s activities under this Agreement (collectively, “Sole Inventions”). All inventions and Information that are made jointly by employees, Affiliates, agents, consultants or independent contractors of both Parties in the course of performing activities under this Agreement (collectively, “Joint Inventions”) shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under United States patent laws.

     9.2 Disclosure of Inventions. Each Party shall promptly disclose to the other all Sole Inventions or Joint Inventions, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors describing such Sole Inventions or Joint Inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more Information relating to such inventions.

9.3	Prosecution of Patents.

(a) PGx Patents Other Than Joint Patents. Except as otherwise provided in this Section 9.3(a), as between the Parties, PGx shall have the sole right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the PGx Patents in any jurisdiction in the Territory. For the avoidance of doubt, Joint Patents shall be prepared, filed, prosecuted and maintained pursuant to Section 9.3(c). PGx shall provide CRXX reasonable opportunity to review and comment on such prosecution efforts regarding such PGx Patents in the Territory. PGx shall provide CRXX with a copy of material communications from any patent authority in the Territory regarding such PGx Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. If PGx determines in its sole discretion to abandon or not maintain any PGx Patent anywhere in the Territory, then

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PGx shall provide CRXX written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment and, to the extent permitted under the UVA Agreement, shall provide CRXX with the opportunity to prepare, file, prosecute and maintain such PGx Patent in the Territory on behalf of PGx. If CRXX desires PGx to file, in a particular jurisdiction in the Territory, a PGx Patent that claims priority to another PGx Patent, CRXX shall provide written notice to PGx requesting that PGx file such patent application in such jurisdiction. If CRXX provides such written notice to PGx, PGx shall either (i) file and prosecute such patent application and maintain any patent issuing thereon in such jurisdiction, or (ii) notify CRXX that PGx does not desire to file such patent application and provide CRXX with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon on behalf of PGx. CRXX’s rights under this Section 9.3 with respect to any PGx Patent licensed to PGx by a Third Party shall be subject to the rights of such Third Party to file, prosecute, and/or maintain such PGx Patent.

     (b) CRXX Patents Other Than Joint Patents. Except as otherwise provided in this Section 9.3(b), CRXX shall have the sole right and authority to prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain the CRXX Patents in any jurisdiction in the Territory. For the avoidance of doubt, Joint Patents shall be prepared, filed, prosecuted and maintained pursuant to Section 9.3(c). PGx’s rights under this Section 9.3 with respect to any CRXX Patent licensed to CRXX by a Third Party shall be subject to the rights of such Third Party to file, prosecute, and/or maintain such CRXX Patent. In addition:

     (i) CRXX shall provide PGx reasonable opportunity to review and comment on such prosecution efforts regarding such CRXX Patents.

     (ii) CRXX shall provide PGx with a copy of material communications from any patent authority in the Territory regarding such CRXX Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses.

     (iii) If CRXX determines in its sole discretion to abandon or not maintain any CRXX Patent anywhere in the world, then CRXX shall provide PGx with written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment and shall provide PGx with the opportunity to prepare, file, prosecute and maintain such CRXX Patent in the applicable jurisdiction on behalf of CRXX.

     (iv) If PGx desires CRXX to file, in a particular jurisdiction, a CRXX Patent that claims priority to another CRXX Patent, PGx shall provide written notice to CRXX requesting that CRXX file such patent application in such jurisdiction.

     (v) If PGx provides such written notice to CRXX, CRXX shall either (i) file and prosecute such patent application and maintain any patent issuing thereon in such jurisdiction, or (ii) notify PGx that CRXX does not desire to file such patent application and provide PGx with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon on behalf of CRXX.

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Notwithstanding anything to the contrary herein, following expiration of the Co-Development Option without exercise by PGx, subsections (i) through (v) above shall only apply with respect to CRXX Patents that are relevant to the Retained Field.

     (c) Joint Patents. With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon which Party, if any, shall prepare, file, prosecute (including any interferences, reissue proceedings and reexaminations) and maintain patent applications covering such Joint Invention (any such patent application and any patents issuing therefrom a “Joint Patent”) in any jurisdictions throughout the Territory. It is the intention of the Parties that, unless otherwise agreed in writing, CRXX would prepare, file, prosecute and maintain any Joint Patents in the Territory. The Party that prosecutes a patent application in the Joint Patents (the “Prosecuting Party”) shall provide the other Party reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the particular jurisdictions, and such other Party shall provide the Prosecuting Party reasonable assistance in such efforts. The Prosecuting Party shall provide the other Party with a copy of all material communications from any patent authority in the applicable jurisdictions regarding the Joint Patent being prosecuted by such Party, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case: (i) the disclaiming Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration, and (ii) if such assignment is effected, any such Joint Patent would thereafter be deemed a PGx Patent in the case of assignment to PGx, or a CRXX Patent in the case of assignment to CRXX.

     (d) Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

     (e) Patent Expenses. If PGx exercises the Co-Development Option, then prior to the First Commercial Sale of a Product in the Territory, any Patent Expenses incurred by a Party (whether incurred before or after such Co-Development Option Exercise) for the purpose of preparing, filing, prosecuting, or maintaining a Collaboration Patent in the Territory shall be deemed Shared Development Costs and borne equally by the Parties. If PGx exercises the Co-Development Option, then following the First Commercial Sale of a Product in the Territory, Patent Expenses incurred by a Party for the purpose of preparing, filing, prosecuting, or maintaining a Collaboration Patent in the Territory shall be deducted as an Allowable Expense from Net Sales when calculating Product Profit. In all other instances, CRXX shall be solely responsible for all Patent Expenses incurred by a Party for the purpose of preparing, filing, prosecuting or maintaining a Collaboration Patent in the Territory other than PGx Patents relating to the manufacture or use of the Compound for use in the in indications outside the Field, and

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CRXX shall reimburse PGx all Patent Expenses incurred by PGx pursuant to Section 9.3 within thirty (30) days after CRXX’s receipt of an invoice for such expenses from PGx.

9.4	Enforcement of Collaboration Patents.

(a) Notification. If there is any infringement, threatened infringement, or alleged infringement of the Collaboration Patents on account of a Third Party’s manufacture, use or sale of a Product in the Field (in each case, a “Product Infringement”), then each Party shall promptly notify the other Party in writing of any such Product Infringement of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such Product Infringement.

     (b) Enforcement Rights – No Co-Development. This Section 9.4(b) shall apply unless and until PGx exercises its Co-Development Option.

     (i) Subject to Section 9.4(e) and the remainder of this Section 9.4(b), CRXX shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement of the Collaboration Patents in the Territory. If, CRXX has not brought suit to enforce such Collaboration Patent against such person or entity within one hundred twenty (120) days after CRXX’s receipt or delivery (as applicable) of notice and Information under Section 9.4(a), then PGx shall have the right to commence a suit or take action to enforce the applicable Collaboration Patents with respect to such Product Infringement in the Territory. Each Party shall provide to the Party enforcing any such rights under this Section 9.4(b) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

     (ii) The Party bringing a claim, suit or action under Section 9.4(b)(i) against any person or entity engaged in Product Infringement of the Collaboration Patents in the Territory shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amount shall be distributed as follows: (1) if CRXX is the enforcing Party and the suit relates to a CRXX Patent(s), then any remaining amount shall be retained by CRXX, (2) if CRXX is the enforcing Party and the suit relates to a PGx Patent(s) and/or Joint Patent(s), then any remaining amount shall be allocated sixty percent (60%) to CRXX and forty percent (40%) to PGx to the extent the damages relate to PGx Patent(s) and sixty percent (60%) to CRXX and forty percent (40%) to PGx to the extent the damages relate to Joint Patent(s), (3) if PGx is the enforcing Party and the suit relates to a PGx Patent, then any remaining amount shall be retained by PGx and (4) if PGx is the enforcing Party and the suit relates to a CRXX Patent and/or Joint Patent, then any remaining amount shall be allocated sixty percent (60%) to PGx and forty percent (40%) to CRXX. CRXX acknowledges and agrees that UVAPF is entitled to receive a portion of any damages paid by an alleged infringer as a result of an infringement suit brought under a PGx Patent licensed by PGx under

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the UVA Agreement (after reimbursement of expenses), and that the allocation between PGx and CRXX described in this Section 9.4(b)(ii) shall be applied to the remainder of such damages after payment to UVAPF has been satisfied.

     (c) Enforcement Rights – Co-Development. This Section 9.4(c) shall apply if PGx exercises the Co-Development Option.

     (i) Promptly after either Party provides the other Party with a notice and Information in accordance with Section 9.4(a) with respect to Product Infringement of one or more Collaboration Patents, the Parties shall discuss whether they both wish to enforce such Collaboration Patents. If both Parties wish to enforce such Collaboration Patents, then PGx and CRXX shall jointly agree upon the logistics for such enforcement, and Section 9.4(c)(ii) shall apply. If only one Party wishes to enforce such Collaboration Patents, then, subject to Sections 9.4(c)(iii), 9.4(d), and 9.4(e), such Party shall have the right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement of the Collaboration Patents. Each Party shall provide to the Party enforcing any such rights under this Section 9.4(c)(i) reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable law to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

     (ii) If the Parties agreed pursuant to Section 9.4(c)(i) that they both wished to enforce one or more Collaboration Patents against the alleged Product Infringement, then all expenses (including, for this purpose, a reasonable allocation of expenses of internal counsel) incurred by either Party as a result of bringing the resulting claim, suit or action under Section 9.4(c)(i) against the person or entity engaged in such Product Infringement shall be deemed Allowable Expenses. If either Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be included in Net Sales. CRXX acknowledges and agrees that UVAPF is entitled to receive a portion of any damages paid by an alleged infringer as a result of an infringement suit brought under a PGx Patent licensed by PGx under the UVA Agreement (after reimbursement of expenses), and that the inclusion in Net Sales described in the preceding sentence shall only apply to the remainder of such damages.

     (iii) If only one Party wished to enforce one or more Collaboration Patents in the Territory, then the Party bringing the resulting claim, suit or action under Section 9.4(b)(i) against the person or entity engaged in such Product Infringement of the Collaboration Patents in the Territory shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amount shall be allocated between the Parties as follows: (1) if CRXX is the enforcing Party and the suit relates to a CRXX Patent(s), then any remaining amount shall be retained by CRXX, (2) if CRXX is the enforcing Party and the suit relates to a PGx Patent(s) and/or Joint Patent(s), then any remaining amount shall be allocated seventy percent (70%) to CRXX and thirty percent (30%) to PGx to the extent

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the damages relate to the PGx Patent(s) and seventy percent (70%) to CRXX and thirty percent (30%) to PGx to the extent the damages relate to the Joint Patent(s), (3) if PGx is the enforcing Party and the suit relates to a PGx Patent, then any remaining amount shall be retained by PGx and (4) if PGx is the enforcing Party and the suit relates to a CRXX Patent and/or Joint Patent, then any remaining amount shall be allocated seventy percent (70%) to PGx and thirty percent (30%) to CRXX. CRXX acknowledges and agrees that UVAPF is entitled to receive a portion of any damages paid by an alleged infringer as a result of an infringement suit brought under a PGx Patent licensed by PGx under the UVA Agreement (after reimbursement of expenses), and that the allocation between PGx and CRXX described in this Section 9.4(c)(iii) shall be applied to the remainder of such damages.

     (d) Settlement. Without the prior written consent of the other Party, neither Party shall settle any claim, suit or action that it brought under this Section 9.4 involving Collaboration Patents in any manner that would negatively impact such intellectual property or that would limit or restrict the ability of either Party or their Affiliates or licensees to sell Products anywhere in the Territory.

     (e) PGx Patents Licensed from Third Parties. CRXX’s rights under this Section 9.4 with respect to any PGx Patent licensed to PGx by a Third Party and PGx’s rights under this Section 9.4 with respect to any CRXX Patent licensed to CRXX by a Third Party, each shall be subject and subordinated to the rights of such Third Party to enforce such PGx Patent or CRXX Patent, as applicable, and/or defend against any claims that such PGx Patent or CRXX Patent, as applicable, is invalid or unenforceable, and the rights of such Third Party to share in any recoveries. Without limiting the generality of the foregoing, CRXX acknowledges and agrees that (i) UVAPF has exclusive responsibility for the preparation, prosecution, issuance, and maintenance of any PGx Patents licensed by PGx under the UVA Agreement (after reimbursement of expenses), and (ii) UVAPF is entitled to a share of recoveries in connection with the enforcement of the PGx Patents, as described in more detail in Sections 9.4(b)(ii), 9.4(c)(ii), and 9.4(c)(iii).

     (f) CRXX Patents Licensed from Third Parties. PGx’s rights under this Section 9.4 with respect to any CRXX Patent licensed to CRXX by a Third Party shall be subject and subordinated to the rights of such Third Party to enforce such CRXX Patent and/or defend against any claims that such CRXX Patent is invalid or unenforceable, and the rights of such Third Party to share in any recoveries.

     9.5 Patent Marking. CRXX shall, and shall require its Affiliates and sublicensees, to mark Products sold by it hereunder with appropriate patent numbers or indicia to the extent permitted by applicable law and regulations, in those countries in which such markings or such notices impact recoveries of damages or equitable remedies available with respect to infringements of patents.

     9.6 Employee Obligations. Prior to beginning work under this Agreement relating to any research, Development or Commercialization of a Compound or a Product, each employee, agent or independent contractor of CRXX or PGx or of either Party’s respective Affiliates shall sign, to the extent it has not already signed, a non-disclosure and invention assignment agreement

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pursuant to which such person agrees to comply with all of the obligations of CRXX or PGx, as appropriate, in this Article 9, including without limitation: (a) promptly reporting any invention, discovery, process or other intellectual property right; (b) assigning to CRXX or PGx, as appropriate, all of his or her right, title and interest in and to any invention, discovery, process or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any patent and patent application; (d) performing all acts and signing, executing, acknowledging and delivering any and all documents required for effecting the obligations and purposes of this Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in Article 12. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

     9.7 Trademarks. CRXX shall be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of Products in the Field in the Territory (the “Marks”), as well as all expenses associated therewith. Unless the Co-Development Option has expired and has not been exercised by PGx, all uses of the Marks shall be reviewed by the JSC and shall comply with all applicable laws and regulations (including, without limitation, those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). CRXX shall not, without PGx’s prior written consent, use any trademarks or house marks of PGx (including the PGx corporate name), or marks confusingly similar thereto, in connection with CRXX’s Commercialization of Products under this Agreement. CRXX shall own all Marks.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

     10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:

     (a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

     (b) Authority and Binding Agreement. It has the corporate or organizational power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate or organizational action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms and this Agreement will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any applicable laws or regulation,

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or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

     (c) No Conflict. It is not a party to and will not enter into any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.

     (d) No Debarment. To the best of such Party’s knowledge, in the course of the Development of Products, such Party has not used prior to the Effective Date and shall not use, during the Term, any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or is the subject of debarment proceedings by a Regulatory Authority.

     (e) Notice of Infringement or Misappropriation. Except as already disclosed in writing to the other Party, (i) such Party has not received any written notice from any Third Party asserting or alleging that any research or Development of Compounds or Products by such Party prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party (ii) no Third Party has initiated, or threatened in writing to initiate, any litigation against such Party, including, without limitation, by initiating any declaratory judgment lawsuit, or by sending a cease-and-desist letter, alleging that the Patent Rights of such Party are invalid or unenforceable and (iii) to such Party’s actual knowledge, such Party’s Patent Rights are not invalid or unenforceable.

     10.2 Disclaimer. Each Party understands that the Compound and Products are the subject of ongoing clinical research and Development and that the other Party cannot assure the safety or usefulness of the Compounds or Products. In addition, PGx makes no warranties except as set forth in this Article 10 concerning the PGx Technology and CRXX makes no warranties except as set forth in this Article 10 concerning the CRXX Technology.

     10.3 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN SECTION 6.5 AND THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11 INDEMNIFICATION

11.1 Indemnification by PGx. PGx shall defend, indemnify, and hold CRXX, its

Affiliates, and their respective officers, directors, employees, and agents (the “CRXX

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Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such CRXX Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“CRXX Claims”) against such CRXX Indemnitee based on or arising out of: (a) a breach of any of PGx’s representations, warranties, and obligations under the Agreement; or (b) the negligence or willful misconduct of PGx, its Affiliates, or their respective officers, directors, employees, or agents. The foregoing indemnity obligation shall not apply if the CRXX Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that such CRXX Claim is based on or arises out of: (i) a breach of any of CRXX’s representations, warranties, and obligations under the Agreement; or (ii) the negligence or willful misconduct of CRXX, its Affiliates, or their respective officers, directors, employees, or agents.

     11.2 Indemnification by CRXX. CRXX shall defend, indemnify, and hold PGx, its Affiliates, and their respective officers, directors, employees, and agents (the “PGx Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such PGx Indemnitees, all to the extent resulting from claims, suits, proceedings or causes of action brought by such Third Party (“PGx Claims”) against such PGx Indemnitee based on or arising out of: (a) the Development, manufacture, storage, handling, use, promotion, Commercialization, sale, offer for sale, and importation of Products by CRXX or its Affiliates, sublicensees, or distributor (but excluding any such activities that occur after PGx’s exercise of the Co-Development Option); (b) a breach of any of CRXX’s representations, warranties, and obligations under the Agreement; or (c) the negligence or willful misconduct of CRXX, its Affiliates, or their respective officers, directors, employees, or agents. The foregoing indemnity obligation shall not apply if the PGx Indemnitees materially fail to comply with the indemnification procedures set forth in Section 11.3, or to the extent that any PGx Claim is based on or alleges: (i) a breach of any of PGx’s representations, warranties, and obligations under the Agreement; or (ii) the negligence or willful misconduct of PGx, its Affiliates, or their respective officers, directors, employees, or agents.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article

11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the

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Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 11.

     11.4 Third Party Claims Related to Products. Damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by either Party (collectively, “Damages”) from Third Party claims relating to the manufacture, use, handling, storage, sale or other disposition of any Product (including without limitation Damages from claims of infringement of Third Party patent rights) following PGx’s exercise of the Co-Development Option, shall be included within the Shared Development Costs or Allowable Expenses of the affected Party, as applicable, except that Damages will not be so included (and will be handled as set forth in Section 11.1 or 11.2, as applicable), to the extent they result from: (a) the other Party’s breach of any of its representations, warranties or obligations under this Agreement; or (b) the negligence or willful misconduct of the other Party, its Affiliates, or their respective employees, agents or independent contractors. If either Party receives notice of a Third Party claim that may be subject to this Section 11.4, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy on how to defend against such Third Party claim.

     11.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1, 11.2 OR 11.4, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ARTICLE 12.

     11.6 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other with written evidence of such insurance upon request. For clarity, CRXX’s obligations under this Section 11.6 are in addition to CRXX’s obligations under Article 12 of the UVA Agreement (i.e., pursuant to Section 2.7(e)(ii) of this Agreement).

ARTICLE 12 CONFIDENTIALITY

     12.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for seven (7)

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years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information of the other Party except for that portion of such information or materials that the receiving Party can demonstrate by competent documentary proof:

     (a) was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

     (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

     (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

     (d) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto; or

     (e) is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of Confidential Information.

     For clarity, any Information generated during or resulting from the Collaboration that is generated by a Party may be used by such Party for any purpose that does not violate Section 2.10 or applicable laws or regulations, but disclosure of such Confidential Information shall be governed by this Article 12.

     12.2 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

     (a) regulatory filings and other filings with Governmental Authorities, including filings with the SEC, with respect to a Product;

(b)	prosecuting or defending litigation relating to this Agreement;

(c)	complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

     (d) disclosure to its Affiliates, employees, agents, and independent contractors, and any sublicensees of Collaboration Technology only on a need-to-know basis and solely as necessary in connection with the performance of this Agreement, provided that each disclosee must be bound by similar obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 12 prior to any such disclosure; and

     (e) solely with respect to the material terms of this Agreement, disclosure to any bona fide potential or actual investor, investment banker, acquirer, merger partner, or other potential or actual financial partner; provided that in connection with such disclosure, the

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disclosing Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 12.2, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to limit the scope of such disclosure, as well as any subsequent use or disclosure of the information so disclosed, by seeking confidential treatment, a protective order, or the like. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. All documents and other materials which embody the Confidential Information of a Party will be returned to such Party promptly following termination of this Agreement, and no copies, extracts or other reproductions shall be retained by the other Party, except that one copy may be retained by the other Party’s legal counsel to ascertain compliance with this Agreement; provided that a Party shall not be required to return Information generated under the Collaboration.

12.3	Publicity; Terms of Agreement.

(a) The Parties agree that the material terms of this Agreement are the

Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3.

     (b) If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. A Party commenting on such a proposed press release shall provide its comments, if any, within two (2) business days after receiving the press release for review. PGx shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved and the achievements of Regulatory Approvals as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to CRXX’s review of such an announcement, CRXX may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.

     (c) The Parties acknowledge that PGx or CRXX may be obligated to file a copy of this Agreement with the SEC. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, the filing Party will provide the other Party with a copy of the Agreement a reasonable time in advance of filing marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider and

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incorporate the other Party’s comments thereon (which shall be provided to the filing Party a reasonable time in advance of filing) to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.

     12.4 Publications. Neither Party shall publicly present or publish results of studies carried out under this Agreement (each such presentation or publication, a “Publication”) without the opportunity for prior review by the other Party. The submitting Party shall provide the other Party the opportunity to review any proposed Publication at least thirty (30) days prior to the earlier of its presentation or intended submission for publication. The submitting Party agrees, upon request by the other Party, not to submit or present any Publication until the other Party has had an additional thirty (30) days to comment on any material in such Publication and to make patent filings. The submitting Party shall consider the comments of the other Party in good faith, but will retain the sole authority to submit the manuscript (other form of publication) for Publication. The submitting Party shall provide the other Party a copy of the Publication at the time of the submission or presentation. Notwithstanding the foregoing, CRXX shall not have the right to publish or present PGx’s Confidential Information without PGx’s prior written consent, and PGx shall not have the right to publish or present CRXX’s Confidential Information without CRXX’s prior written consent; provided, however, that for purpose of this sentence Information generated by the Collaboration that is considered Confidential Information of both Parties shall not be subject to the restriction of this sentence. In addition, CRXX may publish and present research (pre-clinical and clinical) conducted by or on behalf of it or its partners or licensees on A2a Agonists that is not conducted as part of the Collaboration. If the Co-Development Option expires without exercise by PGx, PGx shall have no right to publish or present any Publication with respect to results of studies completed after the expiration of the Co-Development Option. The Parties further acknowledge that PGx (and its predecessor in interest, ATL) has made significant contributions to the discovery of the Compound as of the Effective Date and the Parties agree that any public disclosure made after the Effective Date regarding Compounds and/or Products shall give appropriate recognition to the PGx scientists who are responsible for the discovery of such Compounds and/or Products.

ARTICLE 13

TERM AND TERMINATION

     13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the cessation of all commercial sales of Products in the Territory (the “Term”).

     13.2 Termination by CRXX at Will. CRXX shall have the right to terminate this Agreement in its entirety upon one hundred twenty (120) days prior written notice to PGx. Upon termination pursuant to this Section 13.2, and in addition to the consequences described in Section 13.5 and the remedies provided in Section 13.6, CRXX shall remain responsible for its share of all committed Shared Development Costs contemplated by the Development Plan in effect as of the date of such notice of termination and shall receive its Product Profit for all periods prior to the termination date; and CRXX shall not, during the applicable notice period, take any action that would adversely affect or impair the further Development or

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Commercialization of the Products; provided, however, that CRXX may discontinue all or part of its Development or Commercialization activities if CRXX provides PGx written notice of such intended discontinuance of activities and PGx does not object in writing within thirty (30) days of such written notice, such objection to be reasonably based if the Co-Development Option has expired without exercise by PGx.

13.3	Termination by Either Party for Breach.

(a) Breach. Subject to Section 13.3(b) and (c), PGx shall have the right to terminate this Agreement upon written notice to CRXX if CRXX, after receiving written notice from PGx identifying a material breach by CRXX of its obligations under this Agreement, fails to cure such material breach within sixty (60) days from the date of such notice (or within twenty (20) business days notice in the event such material breach relates to CRXX’s failure to pay any amounts due PGx hereunder). For the avoidance of doubt, CRXX’s failure to pay the amount set forth in Section 8.1 shall be deemed to be a material breach of this Agreement. Subject to Section 13.3(c), CRXX shall have the right to terminate this Agreement upon written notice to PGx if PGx, after receiving written notice from CRXX identifying a material breach by PGx of its obligations under this Agreement, fails to cure such material breach within sixty (60) days from the date of such notice (or within twenty (20) business days notice in the event such material breach relates to PGx’s failure to pay any amounts due CRXX hereunder).

(b) Diligence Breach. PGx may terminate the license granted to CRXX under Section 2.1 upon written notice to CRXX if CRXX, after receiving written notice from PGx identifying a material breach by CRXX of its obligations under Section 4.4 or 6.3, fails to cure such material breach within sixty (60) days from the date of such notice, with respect to such country(ies) and/or jurisdiction(s) in which such failure remains uncured after such sixty (60) day cure period; provided, however, that if CRXX fails to use Diligent Efforts to Develop or Commercialize Product(s) in the United States of America or any of the Major EU Countries, PGx may exercise its termination rights under Sections 13.3(a), 4.4 and 6.3 or any other available remedies at law or in equity.

     (c) Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a) or (b), and such alleged breaching Party provides the other Party notice of such dispute within such sixty (60) day period, then the non-breaching Party shall not have the right to terminate this Agreement or the license granted under Section 2.1 under Section 13.3(a) or (b), respectively, unless and until an arbitrator, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within sixty (60) days following such arbitrator’s decision (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within twenty (20) business days following such arbitrator’s decision) plus interest from the original due date per Section 8.10. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

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     13.4 Termination for Patent Challenge. PGx may terminate this Agreement in its entirety if CRXX or its Affiliates or sublicensees, directly or indirectly, individually or in association with any other person or entity, challenge the validity, enforceability or scope of any PGx Patent anywhere in the Territory. CRXX may terminate this Agreement in its entirety if PGx or its Affiliates or sublicensees, directly or indirectly, individually or in association with any other person or entity, challenge the validity, enforceability or scope of any CRXX Patent anywhere in the Territory.

     13.5 Effect of Termination of the Agreement. Upon termination of this Agreement by CRXX under Section 13.2, by PGx under Section 13.3 or by either Party under 13.4, the following shall apply (in addition to any other rights and obligations under Section 13.2 and Section 13.6 or otherwise under this Agreement with respect to such termination):

     (a) Licenses. The licenses granted in Sections 2.1 and 2.2 shall terminate. Notwithstanding the foregoing, CRXX hereby grants to PGx, effective only upon such termination, (i) if PGx has exercised the Co-Development Option, an exclusive, worldwide, fully-paid, perpetual, irrevocable, royalty-free license, with the right to grant multiple tiers of sublicenses, under any method of use CRXX Patents and CRXX Know-How to the extent necessary to Develop, make, have made, use, import, export, sell, offer for sale and otherwise Commercialize Products in the Field and, (ii) an exclusive, worldwide, fully-paid, perpetual, irrevocable, royalty-free license, with the right to grant multiple tiers of sublicenses to any method of use CRXX Patents and CRXX Know-How that have been developed, conceived or reduced to practice as a result of activities undertaken pursuant to this Agreement to the extent applicable to the Retained Field, in the Retained Field, provided such CRXX Know-How remains subject to Article 12. In addition, regardless of whether PGx has exercised the Co-Development Option, CRXX shall assign to PGx any Third Party agreements referenced in Section 2.8.

	(b)	Marks. CRXX shall assign to PGx all right, title and interest in and to the
Marks.

	(c)	Regulatory Materials. CRXX shall transfer and assign to PGx all

Regulatory Materials and Regulatory Approvals for Products in the Territory that are Controlled by CRXX or its Affiliates or sublicensees.

     (d) Transition Assistance. CRXX shall, at no cost to PGx, share with PGx all CRXX Know-How created or developed during the Collaboration, and, at PGx’s request, all then-existing commercial arrangements, in each case that is, or are, reasonably necessary or useful for PGx to commence or continue researching, Developing, manufacturing, or Commercializing Products, including without limitation transferring, upon request of PGx, any material agreements or arrangements with Third Party suppliers or vendors to supply or sell Product in the Territory. If any such contract between CRXX and a Third Party is not assignable to PGx or if CRXX manufactures the Product itself (and thus there is no contract to assign), then CRXX shall reasonably cooperate with PGx to arrange to continue to obtain such license and/or supply from such entity, and CRXX shall supply such bulk Compound or finished Product, as applicable, to PGx, at one hundred and ten percent (110%) of CRXX’s actual cost for procuring

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such Compound or finished Product for a reasonable period not to exceed one (1) year until PGx establishes an alternate, validated source of supply for the Products.

     (e) Remaining Inventories. At PGx’s request, CRXX shall transfer to PGx all of the inventory of Compounds and Products held by CRXX as of the date of termination (including, without limitation, raw materials, intermediates, and finished, unfinished, or partially finished goods). PGx shall notify CRXX within sixty (60) days after the date of termination whether PGx wishes to receive such inventory.

     (f) Confidential Information. All Information generated or resulting from the Collaboration, whether generated by one or both Parties, to the extent relating to the Compound and/or the Products in the Field (“Collaboration Information”), shall be deemed the Confidential Information of PGx commencing on the effective date of termination of this Agreement; provided, however, that no license to any CRXX Technology is granted hereby. Additionally, as of the effective date of such termination, all Information required to be provided to PGx pursuant to Section 3.8 that was deemed the Confidential Information of CRXX under Section 1.15 shall be deemed Confidential Information of PGx. PGx hereby grants to CRXX, effective only upon such termination, a non-exclusive, worldwide, fully-paid, perpetual, irrevocable, royalty-free license, with the right to grant multiple tiers of sublicenses, to use the Collaboration Information generated by CRXX and in the possession or control of CRXX at the time of termination, solely for any purpose other than with respect to (i) the Compound or a Product or (ii) the Retained Field, provided that such Collaboration Information remains subject to Article 12.

     13.6 Other Remedies. Termination or expiration of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

     13.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by PGx and CRXX are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not

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delivered under clause (a), following the rejection of this Agreement by the Bankrupt Party upon written request therefor by the other Party.

     13.8 Survival. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: Sections 8.11, 9.1, 9.2 (solely with respect to Inventions made prior to such expiration or termination), 10.3, 13.5, 13.6, 13.7, and 13.8, and Articles 11, 12, 14, and 15, and any relevant definitions in Article 1 or Exhibit A.

ARTICLE 14

DISPUTE RESOLUTION

     14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement.

     (a) Referred From Joint Steering Committee. With respect to disputes, controversies or differences arising from the JSC pursuant to Article 3, such matter shall be resolved in accordance with Section 3.5.

     (b) Arising Between the Parties. In the event of any disputes, controversies or differences which may arise between the Parties and not from the JSC, out of or in relation to or in connection with this Agreement, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Chief Executive Officers of each Party. If the matter is not resolved within thirty (30) days following the request for discussions, either Party may then invoke the provisions of Section 14.2.

     14.2 Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement that is not resolved pursuant to Section 14.1, except for a dispute, claim or controversy under Section 14.12, shall be settled by binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures of JAMS then in effect (the “JAMS Rules”), except as otherwise provided herein. The arbitration shall be governed by the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The United States Federal Rules of Civil Procedure shall govern discovery and the rules of evidence for the arbitration. The arbitration will be conducted in Boston, Massachusetts and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the JAMS Rules.

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     14.3 Arbitrator. The arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within thirty (30) days, the arbitrator shall be appointed by JAMS in accordance with the JAMS Rules.

     14.4 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the validity, construction, interpretation, enforcement, breach, performance, application or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

     14.5 Decision. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise in an effort to reach a fair and just decision. Reasons for the arbitrator’s decisions should be complete and explicit, including all determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrator following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrator as provided for in Section 14.3.

     14.6 Award. Any award shall be promptly paid in United States dollars free of any tax; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. If as to any issue the arbitrator should determine under the applicable law that the position taken by a Party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 14, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in the Federal District Court for the District of Massachusetts and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of the award until paid in full, at a rate fixed by the arbitrator. With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages.

     14.7 Costs. Except as set forth in Section 14.6, each Party shall bear its own legal fees. The arbitrator shall assess his or her costs, fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

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     14.8 Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Additionally, nothing in this Article 14 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

     14.9 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, including without limitation, securities law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law including without limitation, securities law.

     14.10 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

     14.11 Jurisdiction. For the purposes of this Article 14, the Parties agree to accept the jurisdiction of the Federal District Court for the District of Massachusetts for the purposes of enforcing or appealing any awards entered pursuant to this Article 14 and for enforcing the agreements reflected in this Article 14 and agree not to commence any action, suit or proceeding related thereto except in such courts.

     14.12 Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Collaboration Patents or Marks covering the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.

ARTICLE 15 MISCELLANEOUS

     15.1 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, without limitation, the Existing Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant the Existing Confidentiality

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Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     15.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall mean conditions beyond the control of the Parties, including without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

     15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, or (b) five (5) business days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to PGx:	PGxHealth, LLC
One Gateway Center, Suite 702
Newton, MA 02458
Attention: Chief Legal Officer

With a copy to:	Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Robert L. Jones, Esq.

If to CRXX:	CombinatoRx, Inc.

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245 First St., Third Floor Cambridge, MA 02142 Attention: Jason F. Cole, Esq.

     15.4 No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

     15.5 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to such Party’s Affiliate or to a successor to (a) all or substantially all of the business of such Party, whether by way of merger, sale of stock, sale of assets or other transaction or (b) that portion of a Party’s business to which this Agreement pertains. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations. The PGx Technology and the CRXX Technology shall exclude any intellectual property held or developed by a permitted successor of the relevant Party prior to the transaction in which it became a successor of such Party. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

     15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

     15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     15.8 Compliance with Applicable Law. Each Party shall comply with all applicable laws and regulations in the course of performing its obligations or exercising its rights pursuant to this Agreement.

     15.9 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace

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any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     15.10 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

     15.11 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

     15.12 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature Page to Follow

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EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

PGXHEALTH LLC COMBINATORX, INC.

By: /s/ Drew Fromkin Name: Drew Fromkin Title: CEO

By: /s/ Robert Forrester Name: Robert Forrester Title: CEO

Signature Page to Collaboration Agreement

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EXHIBITS

Exhibit A – Financial Terms for Calculation of Allowable Expenses Exhibit B – Structure of ATL313 Exhibit C – CRXX Patents Exhibit D – Licensed PGx Patent Claims Exhibit E – Materials to be Transferred

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EXHIBIT A

FINANCIAL TERMS FOR CALCULATING ALLOWABLE EXPENSES

"Product Profit" for the Territory shall be determined in the manner specified in the Agreement and in this Exhibit A. The calculation of Allowable Expenses shall be determined according to the defined financial terms and the allocation mechanism set forth in this Exhibit A.

As used herein, the term “operating unit” shall mean the smallest operating unit in which an operating profit and loss statement is prepared for management accounting purposes in the Party’s normal accounting procedures, consistently applied within and across its operating units.

1.	COST OF GOODS SOLD

1.1 “Cost of Goods Sold” means the cost of Product for the Territory shipped in either bulk or final therapeutic form, as the Parties may then agree. The costs of manufacturing shall be calculated in accordance with reasonable cost accounting methods, consistently applied, of the Party performing the work, and shall consist of the following components: (a) direct costs, including manufacturing labor and materials directly used in manufacturing Products by CRXX or its Affiliates and allocated supervisory costs of the manufacturing department; (b) direct labor and allocated supervisory costs of non-manufacturing departments (such as quality and regulatory) attributable to such Products; (c) an allocation of depreciation of facilities, machinery and equipment used in manufacture of Products, provided that any idle capacity in the facility where the Compounds or Products are manufactured shall not be allocated to be included in the calculation of Costs of Goods Sold hereunder; (d) toll process and other charges incurred by CRXX or its Affiliates for outsourcing the manufacture of the Products and the cost of supervising and managing the Third Party manufacturers, and of receipt, incoming inspections, storage, packaging, handling quality control testing and release of the outsourced items; and (e) any other reasonable and customary out-of-pocket costs borne by such Party or its Affiliates for the testing, transport, customs clearance, duty.

     The cost of Product manufactured by Third Parties for the Territory shall equal the manufacturing Party's actual costs therefor.

2. MARKETING EXPENSES

     Marketing Expenses shall be the sum of Selling Expenses, Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Consumer Promotion, and Education Expenses, each of which is specified below, and all other costs which are consistent with the Commercialization Plan and attributable to the sale, promotion or marketing of Products in the Territory.

     2.1 “Selling Expenses” shall mean all costs and expenses directly associated with the efforts of field sales representatives with respect to Products in the Territory, including field sales force (including field sales managers); field sales offices; home offices staffs directly and to the extent involved in the management of and the performance of the selling

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functions; and payments to Third Parties under any agreements approved by the JSC. Reasonable field samples shall normally be charged to Trade Promotion, but if sales management has direct decision making authority for the distribution of field sales samples, it may be appropriate to charge these costs to Selling Expenses. The costs of detailing sales calls shall be allocated based on field force time at an accounting charge rate reasonably and consistently applied within and across its operating units and which is no less favorable to the Products than the internal charge rate used by CRXX for its own internal cost accounting purposes for products other than Products (excluding internal profit margins and markups).

     2.2 “Marketing Management” shall include product management and sales promotion management compensation and departmental expenses, including product related public relations, relationships with opinion leaders and professional societies, health care economics studies, contract pricing and administration, market information systems, governmental affairs activities for reimbursement, formulary acceptance and other activities directly related to the Products in the Territory, management and administration of managed care and national accounts, and other activities associated with developing overall sales and marketing strategies and planning for Products in the Territory. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement for Products in the Territory shall be included in this category. Such costs may be allocated on a percent of sales or other basis reasonably and consistently applied within and across its operating units and which is no less favorable to the Products than the internal allocation for CRXX's other products.

     2.3 “Market and Consumer Research” shall include compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to and to the extent use for conducting and monitoring professional and consumer appraisals of existing, new or proposed Products in the Territory such as market share services (e.g., IMS data), and special research testing and focus groups. Expenditures not directly related to a product may be allocated on a percent of sales or other basis reasonably and consistently applied within and across its operating units and which is no less favorable to the Products than the internal allocation for CRXX's other products.

     2.4 “Advertising” shall mean all costs reasonably incurred for the advertising and promotion of Products in the Territory through any means, including, without limitation, (i) television and radio advertisements; (ii) advertisements appearing in journals, newspapers, magazines, websites or other media; (iii) seminars and conventions; (iv) packaging design;

(v)	professional education programs; (vi) samples, visual aids and other selling materials;

(vii)	hospital formulary committee presentations; (viii) presentations to state and other governmental formulary committees, and (ix) all media costs associated with Product advertising as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, websites, trade journals, television, radio, billboards, etc.

     2.5 “Trade Promotion” shall include the actual allowances given to retailers, brokers, distributors, hospital buying groups, etc. for purchasing, promoting, and distribution of Products in the Territory. This shall include purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and reasonable field sales samples (at the out of pocket cost). To the extent multiple products are involved and some of such products are not Products, then such allowances shall be allocated on a pro rata basis

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based upon net sales of each respective product by such operating unit during the most recent quarter.

     2.6 “Consumer Promotion” shall include the expenses associated with programs to promote Products directly to the end user in the Territory. This category shall include expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not Products, then such allowances shall be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.

     2.7 “Education” shall include expenses associated with professional education with respect to Products in the Territory through any means not covered above, including articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.

3. DISTRIBUTION EXPENSES

     “Distribution Expenses” means all costs incurred by a Party to distribute Product in the Territory.

4. POST-LAUNCH PRODUCT R&D EXPENSES

     Post-Launch Product R&D Expenses shall include certain research and Development costs incurred by a Party in relation to a Product in the Territory after the First Commercial Sale and shall exclude administrative expenses and costs that are included within Costs of Goods Sold or Development Costs. Such post-launch research and Development costs shall include:

4.1	Phase 4 Clinical Trials.

4.2	Ongoing product support.

4.3	Ongoing medical affairs.

4.4	Contract R&D costs performed by others for a particular project that are primarily related to the Development or Commercialization of a Product.

     4.5 Fees and expenses of outside counsel or consultants in respect of regulatory affairs unrelated to obtaining Regulatory Approvals.

5. PATENT EXPENSES

     “Patent Expenses” means the fees and expenses of outside counsel and payments to Third Parties incurred after the Effective Date in connection with the preparation, filing, prosecution and maintenance of PGx Patents, CRXX Patents, and/or Joint Patents in the Territory that cover Products or their manufacture or use, including the costs of patent interference and opposition proceedings.

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6. REGULATORY EXPENSES

     “Regulatory Expenses” means all costs incurred by a Party to comply with all Regulatory Approvals and all Regulatory Authorities, including FDA user and other fees, reporting, and other regulatory affairs activities for Product in the Territory.

7. RECALL EXPENSES

     “Recall Expenses” means all costs incurred by a Party to conduct a recall or market withdrawal of a Product in the Territory per Section 5.2 of this Agreement.

8. Allocated G&A Expenses.

     “Allocated G&A Expenses” means allocated general and administrative costs, including, without limitation, purchasing, human resources, payroll, legal, maintenance, information system and accounting, attributable to such Products, to the extent not already included in the calculation of other costs and not to exceed ten percent (10%) of the total Allowable Expenses.

9. NO DUPLICATION. No item of cost shall be duplicated in any of the categories comprising Allowance Expenses or in the deductions permitted under Net Sales.

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EXHIBIT B

STRUCTURE OF ATL313

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EXHIBIT C CRXX PATENTS

US App. No. 12/175,121. PCT App. No. 2009/011897 TW App. No. 97127114 US App. No. 12/175,219 PCT App. No. 2009/011893 TW App. No. 97127110

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EXHIBIT D

LICENSED PGX PATENT CLAIMS

US 11/196,529 (allowed, but not yet issued).

Compound: Claims 1-9, 11-25, 27-35, 43-44, 46-49, 54-57, and 59-62 Therapeutic Composition: Claims 64, 67 (liquid carrier), and 68 (oral, etc.)

AU 2005257706: Same claims as those in US CA 2576828: Same claims as those in US CN 200580033215.2: Same claims as those in US

EP 58038456:

Compound: Claims 1-3, 5-13, 15-19, 23-27, and 29-32

Therapeutic Composition: Claim 33

HK 81050330: Same claims as those in US IN 1526DELNP2007: Same claims as those in US

JP 2007524924:

Compound: Claims 1-5, 7-13, 16-20, 24-25, 27-31, and 33-35

Therapeutic Composition: Claim 36

NZ 553288: Same claims as those in US SG 2007007446: Same claims as those in US ZA 200701021: Same claims as those in US

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EXHIBIT E

MATERIALS TO BE TRANSFERRED

ATL313, Quantity 10 grams of non-GLP drug substance (for purposes of clarity, this is research grade material that is not intended for human use)

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